Exhibit 2
                                                EXECUTION VERSION




                      AMENDED AND RESTATED

                  AGREEMENT AND PLAN OF MERGER

                              among

                        SLOAN GROUP LTD.,

                     SLOAN ACQUISITION CORP.

                               and

                     BAYCORP HOLDINGS, LTD.

                 Dated as of September 30, 2005











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                      TABLE OF CONTENTS

                                                        Page

ARTICLE I

THE OFFER
SECTION 1.01   The Offer                                       6
SECTION 1.02   Company Action                                  8

ARTICLE II

THE MERGER

SECTION 2.01   The Merger                                     10
SECTION 2.02   Effective Time                                 10
SECTION 2.03   Effect of the Merger                           10
SECTION 2.04   Certificate of Incorporation; By-laws          10
SECTION 2.05   Directors and Officers                         11
SECTION 2.06   Conversion of Securities                       11
SECTION 2.07   Treatment of Options                           11
SECTION 2.08   Dissenting Shares                              12
SECTION 2.09   Surrender of Shares; Stock Transfer Books      13

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

       SECTION 3.01   Organization and Qualification;
      Subsidiaries                                   15
SECTION 3.02   Certificate of Incorporation and By-laws       15
SECTION 3.03   Capitalization.                                15
SECTION 3.04   Authority Relative to the Transactions         17
SECTION 3.05   No Conflict; Required Filings and Consents     18
SECTION 3.06   Permits; Compliance                            19
SECTION 3.07   SEC Filings; Financial Statements              19
SECTION 3.08   Absence of Certain Changes or Events           22
SECTION 3.09   Absence of Litigation                          22
SECTION 3.10   Employee Benefit Plans                         23
SECTION 3.11   Labor and Employment Matters                   26
SECTION 3.12   Real Property; Title to Assets                 27
SECTION 3.13   Intellectual Property                          28
SECTION 3.14   Taxes                                          30
SECTION 3.15   Environmental Matters                          31
SECTION 3.16   Material Contracts                             32
SECTION 3.17   Insurance                                      34
SECTION 3.18   Certain Business Practices                     35
SECTION 3.19   Interested Party Transactions                  35


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SECTION 3.20   Offer Documents; Schedule 14D-9.               36
SECTION 3.21   Opinion of Financial Advisor                   36
SECTION 3.22   Brokers                                        37
SECTION 3.23   Section 203 of the DGCL Not Applicable;
Other Statutes                                                37

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

SECTION 4.01   Corporate Organization                         37
SECTION 4.02   Authority Relative to the Transactions         37
SECTION 4.03   No Conflict; Required Filings and Consents     38
SECTION 4.04   Financing                                      39
SECTION 4.05   Offer Documents; Proxy Statement               39
SECTION 4.06   Brokers                                        39
SECTION 4.07   Ownership of Company Common Stock              39

                          ARTICLE V

           CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.01   Conduct of Business by the Company Pending
the Merger                                                    40

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01   Stockholders' Meeting                          44
SECTION 6.02   Proxy Statement                                44
    SECTION 6.03   Company Board Representation; Section
      14(f)                                          45
SECTION 6.04   Access to Information; Confidentiality         46
SECTION 6.05   No Solicitation of Transactions                46
SECTION 6.06   Employee Benefits Matters                      49
SECTION 6.07   Directors' and Officers' Indemnification
and Insurance                                                 50
SECTION 6.08   Notification of Certain Matters                51
SECTION 6.09   Further Action; Reasonable Best Efforts        51
SECTION 6.10   Subsequent Financial Statements                52
SECTION 6.11   Public Announcements                           52

ARTICLE VII

CONDITIONS TO THE MERGER

SECTION 7.01   Conditions to the Merger                       53

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01   Termination                                    53
SECTION 8.02   Effect of Termination                          55
SECTION 8.03   Fees and Expenses                              56


                             ii



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SECTION 8.04   Amendment                                      57
SECTION 8.05   Waiver                                         57

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01   Non-Survival of Representations,
               Warranties and
Agreements                                                    58
SECTION 9.02   Notices                                        58
SECTION 9.03   Certain Definitions                            59
SECTION 9.04   Severability                                   63
SECTION 9.05   Entire Agreement; Assignment                   63
SECTION 9.06   Parties in Interest                            63
SECTION 9.07   Specific Performance                           63
SECTION 9.08   Governing Law                                  63
SECTION 9.09   Waiver of Jury Trial                           63
SECTION 9.10   Headings                                       63
SECTION 9.11   Counterparts                                   63
SECTION 9.12   Company Disclosure Schedule                    63

ANNEX A   Conditions to the Offer

ANNEX B   Surviving Corporation Employment Agreement -
Getman

ANNEX C   Surviving Corporation Employment Agreement -
Callendrello

                    AMENDED AND RESTATED

                AGREEMENT AND PLAN OF MERGER

          THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of September 30, 2005 (this "Agreement"), is by and among SLOAN GROUP LTD., a Bahamas corporation ("Parent"), SLOAN ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"), and BAYCORP HOLDINGS, LTD., a Delaware corporation (the "Company").

          WHEREAS, the Boards of Directors of Parent, Purchaser and the Company have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein (the "Acquisition");

          WHEREAS, in furtherance of such Acquisition, it is proposed that Purchaser shall, and Parent shall cause
Purchaser to, make a cash tender offer (the "Offer") to acquire all the issued and outstanding shares of Company common stock, par value $0.01 per share ("Shares") for $14.19 per Share (such amount, or any greater amount per Share paid pursuant to the Offer, being the "Per Share Amount"), net to the seller in cash, upon the terms and subject to the conditions of this Agreement and the Offer;

          WHEREAS, the Company's Board of Directors (the "Company Board") has established a special committee of independent directors (the "Special Committee") to consider the Acquisition, and the Special Committee has engaged a financial advisor to assist the Special Committee;

          WHEREAS,  based  on  the  recommendations  of  its
Special   Committee,  the  Company  Board  has   unanimously
approved the Offer and resolved to recommend that holders of Shares tender their Shares pursuant to the Offer;

          WHEREAS, also in furtherance of such acquisition, the Boards of Directors of Parent, Purchaser and the Company have each approved this Agreement and declared that it is fair and in the best interests of their respective stockholders and approved the Offer and the merger (the
"Merger") of Purchaser with and into the Company in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), following the consummation of the Offer and upon the terms and subject to the conditions set forth herein;

          WHEREAS, in order to induce Parent and Purchaser to enter into this Agreement, certain stockholders of the Company (the "Stockholders") have entered into Stockholder Support Agreements, dated as of September 13, 2005 (the "Stockholder Support Agreements"), providing that, among other things, the Stockholders will (i) tender their Shares into the Offer and (ii) vote the Shares owned of record and beneficially by them in favor of the Merger, if applicable, and the other transactions contemplated by this Agreement; and

          WHEREAS, on and as of the date hereof, the parties to the Agreement and Plan of Merger dated as of September 13, 2005 (the "Original Agreement") have agreed to amend and restate the Original Agreement in full to read as set forth in this Agreement.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

                          ARTICLE I

                          THE OFFER


          SECTION 1.01   The Offer

          (a) Subject to the conditions of this Agreement and provided that this Agreement shall not have been terminated in accordance with its terms pursuant to Article VIII and none of the events set forth in paragraphs (a) through (k) of Annex A hereto shall have occurred or be existing, Purchaser shall, and Parent shall cause Purchaser to, (i) "commence" (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) the Offer as soon as practicable following the earlier to occur of (x) the affirmative recommendation of the Vermont Department of Public Service to the Vermont Public Service Board ("VPSB") that the consummation of the transactions contemplated by this Agreement and the conversion of the Convertible Notes be approved by the VPSB without a public hearing and without any material adverse conditions, or restrictions, revocations or limitations of rights, or (y) the final approval of the VPSB, without any material adverse conditions, or restrictions, revocations or limitations of rights, of the consummation of the transactions contemplated by this Agreement and the conversion of the Convertible Notes (the "VPSB Approval"), and (ii) cause the Offer to remain open until the twentieth business day after such commencement of the Offer (the "Initial Expiration Date"). Purchaser shall be obligated, and Parent shall cause Purchaser, to accept for payment and pay for Shares validly tendered and not properly withdrawn pursuant to the Offer, subject only to the satisfaction of each of the conditions set forth in Annex A hereto (the "Offer Conditions"). At the Company's request, Purchaser will, and Parent shall cause Purchaser to, extend the Offer after the Initial Expiration Date for one or more periods not to exceed an aggregate of 15 business days if the Minimum Condition (as such term is defined in Annex A hereto) has not been satisfied at the Initial Expiration Date. Subject to the prior satisfaction of the Offer Conditions, Purchaser shall, and Parent shall cause Purchaser to, consummate the Offer in accordance with its terms and accept for payment all Shares validly tendered and not properly withdrawn by 9:00 A.M. Eastern Time on the next business day after the expiration of the Offer. Purchaser expressly reserves the right to waive any Offer Condition, or increase the Per Share Amount payable in the Offer and to make any other changes in the terms and conditions of the Offer; provided, however, that, without the consent of the Company, Purchaser shall not, and Parent shall not permit Purchaser to, (i) decrease the Per Share Amount or change the form of consideration payable in the Offer, (ii) reduce the number of Shares subject to the Offer, (iii) impose conditions to the Offer in addition to the Offer Conditions,
(iv) reduce or waive the Minimum Condition, or (v) change the Offer in a manner adverse to the holders of the Shares. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (i) extend the Offer for one or more periods of not more than 5 business days each beyond the Initial Expiration Date, if, at any scheduled expiration of the Offer, any of the Offer Conditions shall not be satisfied or waived or (ii) extend the Offer for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission (the "SEC") or the staff thereof, applicable to the Offer (provided that Purchaser shall


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keep  the  Company  reasonably informed  of  Purchaser's  or
Parent's contact with the SEC or the staff thereof with respect to the Offer). In addition, if, on the Initial
Expiration   Date,   the  sole  Offer  Condition   remaining
unsatisfied  is  the  failure  to  have  received  the  VPSB
Approval, then Purchaser shall, and Parent shall cause Purchaser to, extend the Offer from time to time until the earlier to occur of (i) November 30, 2005 and (ii) the fifth
business  day after receipt of the VPSB Approval.   The  Per
Share Amount shall, subject to applicable withholding of taxes, be net to the seller in cash, upon the terms and subject to the conditions of the Offer. Purchaser shall, and  Parent  shall cause Purchaser to, pay  for  all  Shares
validly   tendered  and  not  properly  withdrawn   promptly
following  the acceptance of Shares for payment pursuant  to
the   Offer.   Notwithstanding  the  immediately   preceding
sentence and subject to the applicable rules of the SEC and the terms and conditions of the Offer, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with applicable Laws. Any such delay shall be effected in compliance with SEC Rule 14e-1(c) under the Exchange Act. Purchaser may extend the Offer after the acceptance of Shares thereunder for a further period of time by means of a subsequent offering period under SEC Rule 14d-11 under the Exchange Act of not more than 20 business days to meet the objective that there be validly tendered, in accordance with the terms of the Offer, prior to the expiration of the Offer (as so extended), and not withdrawn, a number of Shares which, together with the 25,000 Shares then owned by Parent, represents at least 90% of the then issued and outstanding Shares. If the payment
equal   to  the  Per  Share  Amount  in  cash  (the  "Merger
Consideration") is to be made to a person other than the person in whose name the surrendered certificate formerly evidencing Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly with signature guaranteed and otherwise be in proper form for transfer, and that the person requesting such payment shall have paid all transfer and other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the certificate surrendered, or shall have established to the satisfaction of Purchaser that such Taxes either have been paid or are not applicable.

          (b) On the date of commencement of the Offer, Purchaser and Parent shall file with the SEC a Tender Offer Statement on Schedule TO (together with all exhibits, amendments and supplements thereto, the "Schedule TO") with respect to the Offer. The Schedule TO and the Schedule 13E-3 (as defined in Section 1.03 below) shall comply in all material respects with the provisions of the Exchange Act, the rules and regulations promulgated thereunder and all other applicable Laws, and shall contain or shall incorporate by reference an offer to purchase relating to the Offer (the "Offer to Purchase") and forms of the related letter of transmittal and any related summary advertisement (the Schedule TO, the Offer to Purchase and such other documents, together with all exhibits, supplements and amendments thereto, being referred to herein collectively as the "Offer Documents"). Each of Parent, Purchaser and the Company agrees to correct promptly any information provided by it for use in the Offer Documents and any Schedule 13E-3 that shall have become false or misleading in any material respect, and Parent and Purchaser further agree to take all steps necessary to cause the Schedule TO and any Schedule 13E-3, as so corrected, to be filed timely with the SEC, and the other Offer Documents, as so corrected, to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and Purchaser shall give the Company and its counsel a reasonable opportunity to review and comment on the Offer Documents and any Schedule 13E-3 prior to such documents being filed with the SEC or disseminated to holders of Shares. Parent and Purchaser shall provide the Company and its counsel with any


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comments that Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents and any Schedule 13E-3 promptly after the receipt of such comments and shall provide the Company and its counsel with a reasonable opportunity to participate in the response of the Parent and Purchaser to such comments.

          SECTION 1.02   Company Action

          (a) Subject to Section 6.05(c), the Company (i) hereby consents to the inclusion in the Offer Documents of the recommendation of the Company Board described in Section
3.04 and (ii) shall not withdraw or modify such recommendation in any manner adverse to Purchaser or Parent. The Company has been advised by its directors and executive officers that they intend to tender all Shares beneficially owned by them to Purchaser pursuant to the Offer and, if applicable, their respective Stockholder Support Agreements.

          (b) On the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9"), which shall (i) comply in all material respects with the provisions of the Exchange Act, the rules and regulations thereunder and all other applicable Laws and
(ii) contain the Fairness Opinion and, except as provided in
Section 6.05(c), the recommendation of the Company Board described in Section 3.04. The Company shall disseminate the Schedule 14D-9 to the extent required by Rule 14d-9 promulgated under the Exchange Act, and any other applicable federal securities laws. Each of the Company, Parent and Purchaser agrees to correct promptly any information provided by it for use in the Schedule 14D-9 that shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed timely with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Schedule 14D-9 prior to such document being filed with the SEC or disseminated to holders of Shares. The Company shall provide Parent and its counsel with any comments that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall provide Parent and its counsel with a reasonable opportunity to participate in the response of the Company to such comments.

          (c) The Company shall promptly furnish, or cause its transfer agent to furnish, Parent and Purchaser with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other reasonably available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares. The Company shall promptly furnish, or cause its transfer agent to furnish, Parent and Purchaser with such additional information, including, without limitation, updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance in disseminating the Offer Documents and any
Schedule 13E-3 to holders of Shares as Parent or Purchaser may reasonably request. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Purchaser shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Transactions, and, if this Agreement shall be terminated in


                              4

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accordance  with Section 8.01, shall deliver to the  Company all copies of such information then in their possession.



          SECTION 1.03   Other Actions

          (a) The Company, Purchaser and Parent, and any other person required by SEC Rule 13e-3, shall each timely file a Rule 13e-3 Transaction Statement on Schedule 13E-3 (together with all amendments and supplements thereto, a "Schedule 13E-3") with the SEC.



                         ARTICLE II

                         THE MERGER

          SECTION 2.01   The Merger

          Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the DGCL, at the Effective Time (as defined below), Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

          SECTION 2.02   Effective Time

          As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in
Article VII, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger or certificate of ownership and merger (in either case, the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing of the Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger) being the "Effective Time").

          SECTION 2.03   Effect of the Merger

          At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

          SECTION 2.04   Certificate of Incorporation; By-laws

          (a) At the Effective Time, the Certificate of Incorporation of the Company shall be amended in the Merger to be identical to the Certificate of Incorporation of Purchaser as in effect immediately prior to the Effective Time (except that such Certificate of Incorporation shall be amended to provide the name of the Surviving Corporation shall be the name of the Company), and shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Law and such Certificate of Incorporation.

          (b) Unless otherwise determined by Parent prior to the Effective Time, subject to Section 6.07, at the Effective Time, the By-laws of Purchaser, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation


                              5

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until thereafter amended as provided by Law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

          SECTION 2.05   Directors and Officers

          The directors of Purchaser immediately prior to the Effective Time, together with Frank Getman, shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

          SECTION 2.06   Conversion of Securities

          At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the following securities:

          (a) each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.06(b) and any Dissenting Shares (as defined below)) shall be canceled and shall be converted automatically into the right to receive an amount equal to the Merger Consideration payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 2.09, of the certificate that formerly evidenced such Share;

          (b) each Share held in the treasury of the Company and each Share owned by Purchaser, Parent or any direct or indirect subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and retired without any conversion thereof and no payment or distribution shall be made with respect thereto; and

          (c) each share of common stock, $.01 par value per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $.01 par value per share, of the Surviving Corporation ("Surviving Corporation Shares").

          SECTION 2.07   Treatment of Options

          (a) Between the date of this Agreement and the Effective Time, the Company shall take all necessary action (which action shall be effective as of the Effective Time) to (i) terminate the Company's 1996 Stock Option Plan, 2001 Non-Statutory Stock Option Plan and each stock option agreement granted otherwise than under such plans which shall themselves constitute separate plans, each as amended through the date of this Agreement (collectively, the "Company Stock Option Plans") and (ii) cancel, as of the Effective Time, each outstanding option to purchase shares of Company Common Stock granted under the Company Stock Option Plans (each, a "Company Stock Option") that is outstanding and unexercised, whether or not vested or exercisable, as of such date (in each case, without the creation of additional liability to the Company or any Subsidiary).

          (b) As of the Effective Time, each holder of a Company Stock Option immediately prior to the Effective Time shall be entitled to receive an amount of cash, without interest, equal to the product of (i) the total number of shares of Company Common Stock


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subject to such Company Stock Option multiplied by (ii)  the excess, if any, of the Merger Consideration over the exercise price per share of such Company Stock Option (with the aggregate amount of such payment to the holder to be rounded to the nearest cent), less applicable withholding taxes, if any, required to be withheld with respect to such
payment.   No holder of a Company Stock Option that  has  an
exercise price per Share that is equal to or greater than the Merger Consideration shall be entitled to any payment with respect to such cancelled Company Stock Option before or after the Effective Time.


          SECTION 2.08    Dissenting Shares

          (a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly, in writing, appraisal for such Shares and otherwise perfected their rights of dissent and appraisal in accordance with Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into, or represent the right to receive, the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.09, of the certificate or certificates that formerly evidenced such Shares.

          (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and
(ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

          SECTION 2.09   Surrender of Shares; Stock Transfer
     Books

          (a) Promptly following the Effective Time, Parent shall make available to the Surviving Corporation for deposit with a bank or trust company designated by Parent before the date of acceptance of Shares for payment pursuant to the Offer and reasonably acceptable to the Company (the "Paying Agent"), a cash amount equal to the aggregate Merger Consideration to which holders of Shares shall be entitled upon consummation of the Merger, to be held for the benefit of and distributed to such holders in accordance with this Section. The Paying Agent shall hold such funds (the "Payment Fund") for delivery as contemplated by this Section and upon such additional terms as may be agreed upon by the Paying Agent, the Company and Parent. If for any reason (including losses) the Payment Fund is inadequate to pay the cash amounts to which holders of Shares shall be entitled under the terms of this Agreement, Parent shall in any event remain liable, and shall make available to the Surviving Corporation additional funds, for the payment thereof. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement. Earnings on the Payment Fund, if any, shall belong solely to the Surviving Corporation and holders of Shares shall have no right to such earnings.

          (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.06(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "Certificates") shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificate, and such Certificate shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If the payment equal to the Merger Consideration is to be made to a person other than the person in whose name the surrendered certificate formerly evidencing Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the certificate surrendered, or shall have established to the satisfaction of Purchaser that such taxes either have been paid or are not applicable. If any holder of Shares is unable to surrender such holder's Certificates because such Certificates have been lost, stolen, mutilated or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety reasonably satisfactory to the Surviving Corporation. Each of Parent, Purchaser, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement in respect of Shares such amount as it is required to deduct and withhold with respect to the making of such payment under the Code or any applicable Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.

          (c) At any time following the ninth month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, the remainder of the Payment Fund and all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look solely to the Surviving Corporation (subject to abandoned property, escheat and other similar Laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving
Corporation nor the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar Law.

          (d) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of

Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Law.


                         ARTICLE III

        REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          As an inducement to Parent and Purchaser to enter into this Agreement, the Company hereby represents and warrants to Parent and Purchaser that:

          SECTION 3.01   Organization and Qualification;
Subsidiaries

          (a) Each of the Company and each subsidiary of the Company (each a "Subsidiary") is a corporation, limited liability company or other entity duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and each Subsidiary is duly qualified or licensed as a foreign corporation or limited liability company to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a Company Material Adverse Effect.

          (b) A true and complete list of all the Subsidiaries, together with the jurisdiction of formation of each Subsidiary and the percentage of the outstanding equity interests of each Subsidiary owned by the Company, each other Subsidiary and each other holder of equity, is set forth in Section 3.01(b) of the Company Disclosure Schedule (the "Company Disclosure Schedule"). The Company Disclosure Schedule was prepared by the Company and delivered by the Company to Parent and Purchaser on September 13, 2005 in connection with the Original Agreement and remains unchanged and is hereby re-delivered as of the date hereof. The Company Disclosure Schedule continues to be complete, true and accurate as of the date hereof. Except as disclosed in
Section 3.01(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

          SECTION 3.02   Certificate of Incorporation and By-laws

          The Company has heretofore furnished to Parent a complete and correct copy of the Certificate of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of the Company and each Subsidiary. Such Certificates of Incorporation, By-laws or equivalent organizational documents are in full force and effect. Neither the Company nor any Subsidiary is in violation of any of the provisions of its Certificate of Incorporation, By-laws or equivalent organizational documents.

          SECTION 3.03   Capitalization.

          (a) The authorized capital stock of the Company consists of (i) 4,000,000 shares of common stock, par value
$0.01 per share

("Company Common Stock") and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share ("Company Preferred Stock"). As of September 12, 2005, (i) 571,364 Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable. 528,641 Shares are reserved for future issuance pursuant to outstanding Company Stock Options (the "Company Stock Awards") granted pursuant to the Company Stock Option Plans. As of the date of this Agreement, no shares of Company Preferred Stock or restricted shares of the Company's capital stock are issued and outstanding. Except as set forth in Section 3.03(a) of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character that are binding on the Company or any Subsidiary and that relate to the issued or unissued capital stock of the Company or any Subsidiary or that obligate the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. Section 3.03(a) of the Company Disclosure Schedule sets forth the following information with respect to each Company Stock Award outstanding as of the date of this Agreement: (i) the name of the Company Stock Award recipient; (ii) the particular plan pursuant to which such Company Stock Award was granted;
(iii) the number of Shares subject to such Company Stock Award; (iv) the exercise or purchase price of such Company Stock Award; (v) the date on which such Company Stock Award was granted; (vi) the applicable vesting schedule; (vii) the date on which such Company Stock Award expires; and
(viii) whether the exercisability of or right to repurchase of such Company Stock Award will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of acceleration. The Company has made available to Parent accurate and complete copies of all Company Stock Option Plans pursuant to which the Company has granted the Company Stock Awards that are currently outstanding and the forms of all stock award agreements evidencing such Company Stock Awards. The Company does not presently have and has not previously maintained an employee stock purchase plan. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock of any Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other person. Except as set forth in Section 3.03(a) of the Company Disclosure Schedule, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Stock Award as a result of the Offer or the Merger. All outstanding Shares, all outstanding Company Stock Awards, and all outstanding shares of capital stock of each Subsidiary have been issued and granted in compliance in all material respects with (i) all applicable securities laws and other applicable Laws and (ii) all requirements set forth in applicable contracts.

          (b) Each outstanding share of capital stock or equity interest of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and, except as set forth in Section 3.03(b) to the Company Disclosure Schedule, each share that is owned directly or indirectly by the Company is owned by the Company or another Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or any Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

          SECTION 3.04   Authority Relative to the Transactions

          The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery by the Company of this Agreement and the consummation by the Company of the
Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then outstanding shares of Company Common Stock, if and to the extent required by applicable Law, and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors' rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). The Company Board, at a meeting duly called and held, and upon the recommendation of the Special Committee comprised solely of independent directors, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including each of the Offer and the Merger (collectively, the "Transactions"), are fair to, and in the best interests of, the holders of Shares, (ii) approved, adopted and declared advisable this Agreement and the Transactions (such approval and adoption having been made in accordance with the DGCL, including, without limitation,
Section 203 thereof) and (iii) resolved, subject to Section 6.05(c), to recommend that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer, and, if required, approve and adopt this Agreement and the Transactions. To the knowledge of the Company, no state takeover statute (other than Section 203(a) of the DGCL and New Hampshire RSA 421-A) is applicable to the Merger or the other Transactions.

          SECTION 3.05   No Conflict; Required Filings and
Consents

          (a) The execution and delivery by the Company of this Agreement do not, and the performance by the Company of this Agreement will not, (i) conflict with or violate the Certificate of Incorporation or By-laws or any equivalent organizational documents of the Company or any Subsidiary,
(ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.05(b) have been obtained or taken and all filings and obligations described in Section 3.05(b) have been made or fulfilled, conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order, including those promulgated, interpreted or enforced by a Governmental Authority ("Law") applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) except as set forth in Section 3.05(a) of the Company Disclosure Schedule, result in any breach of or constitute a default (or an event which, with notice or lapse  of  time or both, would become a default)  under,  or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have a Company Material Adverse Effect.

          (b) Except as set forth in Section 3.05(b) of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement do not, and the performance by the Company of this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body, including without limitation, the Federal Trade Commission, the United States Department of Justice, the IRS, the SEC, the American Stock Exchange, the National Association of Securities Dealers, Inc., the
Federal Energy Regulatory Commission and all state regulatory agencies having jurisdiction over the Company and its Subsidiaries, (a "Governmental Authority"), except for
(i) any applicable requirements of the Exchange Act, the rules of the American Stock Exchange and state takeover laws, (ii) the filing and recordation of appropriate merger documents as required by the DGCL, (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate have a Company Material Adverse Effect and (iv) the VPSB Approval.

          SECTION 3.06   Permits; Compliance

          (a) Each of the Company and the Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority, necessary for each of the Company or the Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted or presently contemplated to be conducted (the "Company Permits") and Section 3.06(a) of the Company Disclosure Schedule lists each of the Company Permits. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened.

          (b) Each of the Company and its Subsidiaries is in substantial compliance with (i) all Laws applicable to the Company or each such Subsidiary or by which any property or asset of the Company or each such Subsidiary is bound or affected, or (ii) all notes, bonds, mortgages, indentures, contracts, agreements, leases, licenses, Company Permits, franchises or other instruments or obligations to which the Company or each such Subsidiary is a party or by which the Company or each such Subsidiary or any property or asset of the Company or each such Subsidiary is bound. Except as set forth in Section 3.06(b) of the Company Disclosure Schedule, there are no proceedings pending before any Governmental Authority or, to the Company's knowledge, any pending or threatened inquiries or investigations or threatened proceeding by any Governmental Authority, with respect to the Company or any of its Subsidiaries.

          SECTION 3.07   SEC Filings; Financial Statements

          (a) The Company has filed or furnished, as the case may be, all forms, reports and documents required to be filed or furnished by it with the SEC since January 1, 2002, and has heretofore made available to Parent (i) its Annual Reports on Form 10-K, as amended, for the fiscal years ended December 31, 2002, 2003 and 2004, respectively, (ii) its Quarterly Reports on Form 10-Q for the periods ended March 31, 2005 and June 30, 2005, (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since January 1,

2002 and (iv) all other forms, reports and other registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause (ii) above) filed by the Company with the SEC since January 1, 2002 (the forms, reports and other documents referred to in clauses (i),
(ii), (iii) and (iv) above being, collectively, the "Company SEC Reports"). The Company SEC Reports (i) were prepared in accordance with either the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the
Exchange Act, as the case may be, and the rules and regulations promulgated thereunder and (ii) did not, at the time they were filed, or, if amended or supplemented, as of the date of such amendment or supplement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any form, report or other document with the SEC.
          (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim statements, the omission of footnotes and otherwise as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein.

          (c) Neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected, reserved for or disclosed in a consolidated balance sheet of the Company and its consolidated Subsidiaries, including the notes thereto, prepared as of the date of this Agreement in accordance with GAAP and consistent with the consolidated balance sheet of the Company and the consolidated Subsidiaries as at December 31, 2004, including the notes thereto (the "2004 Balance Sheet"), except for (i) liabilities and obligations that are reflected, reserved for or disclosed in the 2004 Balance Sheet or in the consolidated balance sheet of the Company and the consolidated Subsidiaries as at June 30, 2005, including the notes thereto, (ii) liabilities and obligations that are incurred in the ordinary course of business consistent with past practice since June 30, 2005, or (iii) as set forth in Section 3.07(c) of the Company Disclosure Schedule.

          (d) The Company has heretofore furnished to Parent complete and correct copies of all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

          (e) The Company has heretofore furnished to Parent all comment letters received by the Company from the SEC or the staff thereof and all responses to such comment letters filed by or on behalf of the Company and all written correspondence with the American Stock Exchange, in each case, since January 1, 2002, and all filings or written communications related to the Company's 2003 tender offer for Shares with the SEC, the American Stock Exchange and the Company's Stockholders.

          (f) To the Company's knowledge, except as disclosed in the Company SEC Reports or as disclosed in
Section 3.07(f) of the Company Disclosure Schedule, each director and executive officer of the Company has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder since January 1, 2002.

          (g) The Company has timely filed and made available to Parent all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Company SEC Report. The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are effective to provide reasonable assurance that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company's SEC filings and other public disclosure documents. The Company has made available to Parent, complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. As used in this Section 3.07, the term (i) "file" shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC and (ii) documents filed with the SEC by the Company and publicly available via the SEC's EDGAR system shall be considered to have been made available by the Company to the Parent.

          (h) The Company maintains and will continue to maintain a system of accounting in accordance with GAAP. The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has made available to Parent complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls.

          (i) Since January 1, 2002, neither the Company nor any Subsidiary nor, to the Company's knowledge, any Representative of the Company or any Subsidiary, has
received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any Subsidiary has engaged in questionable accounting or auditing practices. No attorney representing the Company or any Subsidiary, whether or not employed by the Company or any Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company. Except as set forth in Section 3.07(i) of the Company Disclosure Schedule, since January 1, 2002, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.
          (j) To the knowledge of the Company, no employee of the Company or any Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. Neither the Company nor any Subsidiary nor any officer or, to the Company's knowledge, any employee, contractor, subcontractor or agent of the Company or any such Subsidiary has been discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. 1514A(a).



          SECTION 3.08   Absence of Certain Changes or Events

          Since December 31, 2004, except as disclosed in the Company SEC Reports filed prior to the execution of this Agreement, and except as set forth in Section 3.08 of the Company Disclosure Schedule, or as expressly contemplated by this Agreement, (a) the Company and the Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, (b) there has not been any Company Material Adverse Effect and (c) none of the Company or any Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.01.



          SECTION 3.09   Absence of Litigation

          Except as set forth in the Company SEC Reports or in Section 3.09 of the Company Disclosure Schedule, there is no litigation, suit, claim, action, proceeding or investigation (which investigation has been communicated to the Company or of which the Company has knowledge) (an "Action") pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any Governmental Authority, except for Actions that, if determined adversely to the Company or any Subsidiary would not result in losses and expenses (including reasonable expenses of counsel) in excess of $50,000 or otherwise be material  to  the Company.  Except as set forth  in  Section
3.09 of the Company Disclosure Schedule, neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

          SECTION 3.10   Employee Benefit Plans

          (a) Section 3.10(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, retention, termination, severance or other contracts or agreements, to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Subsidiary (collectively, the "Plans"). For each Plan, the Company has furnished or made available to Parent a true and complete copy of each Plan document and where such Plan is unwritten, a written description of the material terms thereof, and has delivered or made available to Parent a true and complete copy of the following: (i) each trust or other funding arrangement prepared in connection with a Plan, (ii) each summary plan description and summary of material modifications (or a description of any material oral communications) provided by the Company or any Subsidiary to any current or former employees, officers, directors, or other beneficiaries or their dependents or spouses of the Company or any Subsidiary concerning the extent of the benefits provided under each Plan, (iii) the most recently filed Internal Revenue Service ("IRS") Form 5500 for each Plan required to file such report, (iv) the most recently received IRS determination letter or IRS prototype opinion letter for each Plan that has received such IRS determination letter or IRS prototype opinion letter and (v) the most recently prepared actuarial report or financial statement in connection with each Plan required to prepare or distribute such actuarial report or financial statement. Except as disclosed in Section 3.10(a) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has any express or implied commitment (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement,
(ii) to enter into any contract or agreement to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by this Agreement, the Transactions or ERISA, the Code or to otherwise comply with applicable law.


          (b) Except as disclosed in Section 3.10(b) of the Company Disclosure Schedule, neither the Company nor any Subsidiary (including any entity that during the past six years was a Subsidiary) has now or at any time contributed to, sponsored, or maintained (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Plan"), or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a "Multiple Employer Plan"). Except as disclosed in Section 3.10(b) of the Company Disclosure Schedule, no Plan exists that (A) provides for the payment of separation, severance, termination or similar-type benefits to any person, (B) obligates the Company or any Subsidiary to pay separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement, or (C) could result in the payment to any present or former employee, director or consultant of the Company or any Subsidiary of any money or other property or accelerate or provide any other rights or benefits to any current or former employee of the Company or any Subsidiary as a result of the consummation of the Transactions (whether alone or in connection with any subsequent event). There is no contract, plan or arrangement (written or otherwise) covering any current or former employee of the Company or any Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code. Except to the extent required under ERISA Section 601 et. seq. and Code Section 4980B, none of the Plans provides for or promises retiree medical, retiree disability or retiree life insurance benefits to any current or former employee, officer or director of the Company or any Subsidiary. Each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.

          (c) Except as disclosed in Section 3.10(c) of the Company Disclosure Schedule, each Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. Except as disclosed in Section 3.10(c) of the Company Disclosure Schedule, the Company and the Subsidiaries have performed all obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than routine claims for benefits in the ordinary course) and except as disclosed in Section 3.10(c) of the Company
Disclosure Schedule, no fact or event exists, to the Company's knowledge, that could reasonably be expected to give rise to any such Action. Except as disclosed in
Section 3.10(c) of the Company Disclosure Schedule, no operational or plan failure (within the meaning of Rev. Proc. 2003-44) exists or has existed with respect to any Plan that is intended to be qualified under Section 401(a) of the Code.

          (d) Except as disclosed in Section 3.10(d) of the Company Disclosure Schedule, each Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination letter or prototype opinion letter from the IRS covering all of the provisions applicable to the Plan for which determination letters or prototype opinion letters are currently available that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event exists that could reasonably be expected to result in the revocation of such exemption.

          (e) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. Except as disclosed in Section 3.10(e) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA, or (ii) the withdrawal from any Multiemployer Plan or Multiple
Employer Plan, and no fact or event exists which could reasonably be expected to give rise to any such liability.

          (f) All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and no fact or event exists which could reasonably be expected to give rise to any such challenge or disallowance.

          (g) Except as disclosed in Section 3.10(g) of the Company Disclosure Schedule, all directors, officers, management employees, and technical and professional employees of the Company and the Subsidiaries are under written obligation to the Company and the Subsidiaries to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company and the Subsidiaries all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter, and none of the Transactions shall adversely affect the Company's rights thereunder.

          (h) Except as disclosed in Section 3.10(h) of the Company Disclosure Schedule, the Company and the Subsidiaries are in compliance with the requirements of the Workers Adjustment and Retraining Notification Act and any similar state or local law ("WARN") and have no liabilities pursuant to WARN determined without regard to any terminations of employment that occur on or after the Effective Time.

          (i) Prior to or in connection with the execution of this Agreement, the Company confirms (i) that certain retention and incentive agreement, dated as of December 3, 2001, by and between the Company and Frank W. Getman Jr., and (ii) that certain retention and incentive agreement, dated as of November 30, 2001, by and between the Company and Anthony M. Callendrello (together, the "Retention and Incentive Agreements"), have each been terminated and no further amount are or will become due and payable in connection therewith.

          SECTION 3.11   Labor and Employment Matters

          (a) Section 3.11(a) of the Company Disclosure Schedule lists all employees of the Company and the Subsidiaries and designates each employee by the correct employer and business division for which the employee primarily performs services.

          (b) Except as disclosed in Section 3.11(b) of the Company Disclosure Schedule, neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees. Except as disclosed in Section 3.11(b) of the Company Disclosure Schedule, as of the date hereof, there are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of the Company or any Subsidiary. As of the date hereof, there is no strike, controversy, slowdown, work stoppage or lockout occurring, or, to the knowledge of the Company, any threat thereof in writing, by or with respect to any employees of the Company or any Subsidiary.

          (c) The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws relating to the employment of labor, including those related to wages, hours, immigration and naturalization, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. The Company and its Subsidiaries have paid in full to all employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Company or any Subsidiary. Neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees  or  employment practices. Except as disclosed  in
Section 3.11(c) of the Company Disclosure Schedule, there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or, to the knowledge of the Company, threatened with respect to the Company. Except as disclosed in Section 3.11(c) of the Company Disclosure Schedule, there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Subsidiary has employed or employ any person.

          (d) The Company has entered into employment agreements with each of Frank W. Getman Jr. and Anthony M. Callendrello, in substantially the forms attached hereto as Annex B and Annex C (the "Surviving Corporation Employment Agreements"), with such Surviving Corporation Employment Agreements to become effective at the Effective Time, provided however, that the effectiveness of such Surviving Corporation Employment Agreements shall be conditioned upon the acceptance of the Shares pursuant to the Offer and the completion of the Merger. Upon the effectiveness of the Surviving Corporation Employment Agreements, any other employment agreements between the Company or any of its Subsidiaries and Messrs. Getman or Callendrello shall be deemed terminated.

          SECTION 3.12   Real Property; Title to Assets; Liens,
etc.

          (a) Section 3.12(a) of the Company Disclosure Schedule lists each parcel of real property owned by the Company or any Subsidiary. Except as set forth in Section 3.12(a) of the Company Disclosure Schedule, each parcel of real property owned by the Company or any Subsidiary (i) is owned free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind, including, without limitation, any easement, right of way or other encumbrance to title, or any option, right of first refusal, or right of first offer or adverse interest (collectively, "Liens"), other than
(A) Liens for current Taxes and assessments not yet past due and payable or being contested in good faith, (B) inchoate mechanics' and materialmen's Liens for construction in progress, (C) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice and (D) all matters of record, Liens and other imperfections of title and encumbrances that would not, individually or in the aggregate, have a Company Material Adverse Effect (collectively, "Permitted Liens") and (ii) is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed.

          (b) Section 3.12(b) of the Company Disclosure Schedule lists (i) each parcel of real property currently leased, subleased or licensed by the Company or any Subsidiary and (ii) each parcel of real property currently owned by the Company or any Subsidiary that is subject, in whole or in part, to any lease or license in favor of any third party or any Affiliate of the Company, together, in each case, with the name of the lessor, the lessee and the date of the lease, sublease, license, assignment of the lease, any guaranty given or leasing commissions payable by the Company or any Subsidiary in connection therewith and each material amendment to any of the foregoing (collectively, the "Lease Documents"). True, correct and complete copies of all Lease Documents have been delivered to Parent. All such current leases, subleases and licenses are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a material default) by the Company or any Subsidiary or, to the Company's knowledge, by the other party to such lease, sublease or license.

          (c) There are no contractual or legal restrictions or other arrangements that preclude or restrict the ability of the Company or any Subsidiary to use all or any portion of any real property owned or leased by the Company or any Subsidiary for the purposes for which it is currently being used by the Company or such Subsidiary. There are no material adverse physical conditions or, to the Company's knowledge, material latent defects, affecting the real property, and improvements thereon, owned or leased by the Company or any Subsidiary.

          (d) Except for Liens in favor of Purchaser or Parent and as disclosed in Section 3.13(d) of the Company Disclosure Schedule, each of the Company and the Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold or subleasehold interests in, all of its properties and assets (including interests in the Subsidiaries), tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except for Permitted Liens.

          (e)   Section  3.12(e) of the  Company  Disclosure
Schedule sets forth a true and complete list of all  seismic
surveys,   geophysical   surveys  and   similar   data   and
information compiled by or on behalf of the Company.

          SECTION 3.13   Intellectual Property

          (a) Section 3.13(a) of the Company Disclosure Schedule sets forth a true and complete list of all (i) patents and patent applications, (ii) registrations and applications for registration of trademarks and service marks, (iii) registrations and applications for registration of copyrights, (iv) domain name registrations, (v) invention or technology disclosures (other than those subject to issued patents or pending patent applications) and (vi) Software that the Company or a Subsidiary licenses to third parties in the operation of their business, in each case, included in the Owned Intellectual Property.

          (b) Except as set forth in Section 3.13(b)(i) of the Company Disclosure Schedule, the Company or a Subsidiary is the exclusive owner of the entire and unencumbered right, title and interest in and to the Owned Intellectual Property, and the Company or a Subsidiary has a valid right to use the Licensed Intellectual Property in the ordinary course of their business as presently conducted or as contemplated to be conducted. Except as set forth in
Section 3.13(b)(ii) of the Company Disclosure Schedule, the Owned Intellectual Property and, to knowledge of the Company, the Licensed Intellectual Property, are subsisting, valid and enforceable, and have not been adjudged invalid or unenforceable in whole or in part.

          (c) The conduct by the Company and the Subsidiaries of their business as currently conducted or as contemplated to be conducted, and the use of the Owned Intellectual Property and Licensed Intellectual Property in connection therewith, do not conflict with, infringe, misappropriate or otherwise violate the Intellectual Property or other proprietary rights of any third party. Except as disclosed in Section 3.13(c) of the Company
Disclosure Schedule, no Actions have been asserted or are pending or threatened against the Company or any Subsidiary
(i) based upon or challenging or seeking to deny or restrict the use by the

Company or any Subsidiary of any of the Owned Intellectual Property or Licensed Intellectual Property, (ii) alleging that any services provided by, processes used by, or products manufactured or sold by the Company or any Subsidiary infringe, misappropriate or otherwise violate the Intellectual Property right or other proprietary right of any third party, or (iii) alleging that the Licensed Intellectual Property is being licensed or sublicensed in conflict with the terms of any license or other agreement. Except as disclosed in Section 3.13(c) of the Company
Disclosure Schedule, no Owned Intellectual Property or Licensed Intellectual Property is subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Intellectual Property or that would impair the validity or enforceability of such Intellectual Property. Except as disclosed in Section 3.13(c) of the
Company Disclosure Schedule and to the knowledge of the Company, no person is engaging in any activity that infringes the Owned Intellectual Property or Licensed Intellectual Property.

          (e)   The  Owned  Intellectual  Property  and  the
Licensed Intellectual Property constitutes all of the Intellectual Property used or held for use or intended to be used in conduct of the Company and the Subsidiaries as presently conducted or contemplated to be conducted, and there are no other items of Intellectual Property that are material to the conduct of the Company and the Subsidiaries as presently conducted or contemplated to be conducted. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Owned Intellectual Property or the Licensed Intellectual Property or require the payment of additional royalties or fees to third parties.

          (f) The Company and the Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of the trade secrets and other confidential Intellectual Property used or held for use or intended to be used by the Company or the Subsidiaries.

          (g) The consummation of the transactions contemplated in this Agreement will not materially impair or interrupt the Company and the Subsidiaries' access and use of, or its right to access and use, the Company IT Systems. The Company has taken all reasonable steps in accordance with normal industry practice to secure the Company IT Systems from unauthorized access or use thereof by any person, and to provide for the continued, uninterrupted and error-free operation of the Company IT Systems, including employing security, maintenance, disaster recovery, redundancy, backup, archiving and virus or malicious device scanning/protection measures.

          SECTION 3.14   Taxes

          (a) The Company and the Subsidiaries have filed all Tax Returns that they were required to file, and all such Tax Returns were correct and complete in all material respects. All Taxes due and owing by the Company or any Subsidiary (whether or not shown on any Tax Return) have been paid. Neither the Company nor any Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any Subsidiary.

          (b) Except as set forth in Section 3.14(b) of the Company Disclosure Schedule, there is no dispute or claim pending or, to the knowledge of the Company, threatened concerning any Tax liability of the Company or any Subsidiary.

          (c) Except as set forth in Section 3.14(c) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (d) Except as set forth in Section 3.14(d) of the Company Disclosure Schedule, neither the Company nor any Subsidiary (i) has filed a consent under Section 341(f) of the Code concerning collapsible corporations; (ii) is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in any payment that would not be deductible pursuant to Code section 162(m) or any "excess parachute payment" within the meaning of Code section 280G (or any corresponding provision of state, local or foreign Tax law); (iii) has been a United States real property holding corporation within the meaning of Code section 897(c)(2) during the applicable period specified in Code section 897(c)(1)(A)(ii); (iv) is a party to or bound by any tax allocation or sharing agreement; (v) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or has any liability for the Taxes of any person other than the Company or any of its Subsidiaries under Reg. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise; (vi) has distributed stock of another corporation or has had its stock distributed in a transaction that was purported or intended to be governed in whole or in part by Code section 355 or Code section 361; or
(vii) has participated in any reportable transaction within the meaning of Code section 6707A(c)(1).

          (e) Except as set forth in Section 3.14(e) of the Company Disclosure Schedule, neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Effective Time; (ii) closing agreement as described in Code section 7121 (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Effective Time; (iii) intercompany transactions or any excess loss account described in Treasury regulations under Code section 1502 (or any corresponding or similar provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Effective Time; or (v) prepaid amount received on or prior to the Effective Time.

          (f) The accruals and reserves for Taxes reflected in the 2004 Balance Sheet are adequate to satisfy all Taxes accruable through such date in accordance with GAAP.

          SECTION 3.15   Environmental Matters

          Except as described in Section 3.15 of the Company Disclosure Schedule, (a) none of the Company, any of the Subsidiaries or any predecessor of any of the foregoing has violated or is in violation of any Environmental Law except for any such violations existing prior to the Company's ownership of its assets and properties, of which the Company is aware of none (other than as disclosed in Section 3.15 of the Company Disclosure Schedule), that have been resolved, are no longer outstanding and for which the Company and the Subsidiaries have no further liability;


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

          (b) none of the properties currently or formerly owned, leased or operated by the Company, any Subsidiary or any predecessor of any of the foregoing (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance in a manner that would reasonably be expected to give rise to an obligation of the Company or any of the Subsidiaries to conduct any investigation, assessment, study, remediation, removal, closure or clean up or to notify or report any such contamination to any Governmental Authority under any
Environmental Law; (c) none of the Company, any of the Subsidiaries or any predecessor of any of the foregoing has received any written notice that it is actually, potentially or allegedly liable under any Environmental Law for any off-site contamination by Hazardous Substances; (d) each of the Company and each Subsidiary has all permits, licenses and other authorizations required for their current operations under any Environmental Law ("Environmental Permits"); (e) each of the Company and each Subsidiary is in compliance with all such Environmental Permits; and (f) neither the execution of this Agreement nor the consummation of the Transactions will require any investigation, remediation or other action with respect to Hazardous
Substances,  or  any  notice to or consent  of  Governmental
Authorities or third parties, pursuant to any applicable Environmental Law or Environmental Permit. This Section
3.15 contains the sole and exclusive representations and warranties of the Company with respect to environmental matters, including without limitation all matters relating to Environmental Laws and Environmental Permits.

          SECTION 3.16   Material Contracts

          (a)    Subsections   (i)   through   (xviii)    of
Section 3.16(a) of the Company Disclosure Schedule list the following types of contracts and agreements to which the
Company or any Subsidiary is a party (such contracts and agreements as are required to be set forth in
Section 3.16(a) of the Company Disclosure Schedule being the "Material Contracts"):

     (i)    each  "material  contract"  (as  such  term   is
            defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

     (ii) each contract and agreement, whether or not made in the ordinary course of business, that contemplates an exchange of consideration with a value of more than $100,000, in the aggregate, over the term of such contract or agreement;

     (iii)  all material supply agreements;

     (iv) all joint venture, partnership, strategic alliance and business acquisition or divestiture agreements (and all letters of intent, term sheets and draft agreements relating to any such pending transactions);

     (v) all contracts and agreements relating to issuances of securities of the Company or any Subsidiary (and all letters of intent, term sheets and draft agreements relating to any such pending transactions);

     (vi) all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements;

     (vii) all management contracts and agreements (excluding contracts for employment) and contracts and agreements with other consultants, including any contracts or agreements involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Subsidiary or income or revenues related to any product of the Company or any Subsidiary to which the Company or any Subsidiary is a party;

     (viii) all    contracts   and   agreements   evidencing
            indebtedness for borrowed money;

     (ix) all contracts and agreements with any Governmental Authority, other than those contracts and agreements for the sale of goods or services in the ordinary course of business;

     (x) all contracts and agreements that limit, or purport to limit, the ability of the Company or any Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time;

     (xi)   all   contracts  and  agreements  providing  for
            benefits under any Plan;

     (xii) all material contracts or arrangements that result in any person or entity holding a material power of attorney from the Company or any Subsidiary that relates to the Company, any Subsidiary or their respective businesses other than limited powers of attorney granted in the ordinary course of business;

     (xiii) all contracts and agreements for employment required to be listed in Section 3.10(a) of the Company Disclosure Schedule;

     (xiv)  all Lease Documents;

     (xv) all contracts and agreements relating in whole or in part to Intellectual Property pursuant to which the Company or any Subsidiary obtains from any third party any material Intellectual Property rights;

     (xvi)  all   contracts   and  agreements   related   to
            professional services rendered to the Company or any Subsidiary in connection with the Offer, the Merger and this Agreement;

     (xvii) all   contracts   and  agreements   that   would
            obligate the Company or any Subsidiary to make any payment based on the consummation of the Transactions; and

     (xviii)all  other contracts and agreements, whether  or
            not made in the ordinary course of business, which are material to the Company, any Subsidiary or the conduct of its and their respective businesses, or the absence of which would, individually or in the aggregate, have a Company Material Adverse Effect.

          (b) Each Material Contract is a legal, valid and binding agreement of the Company or the applicable Subsidiary, as the case may be, and, to the Company's knowledge, of the other party(ies) thereto; (ii) neither the Company nor any Subsidiary is in material breach or violation of, or material default under, any Material Contract; (iii) to the Company's knowledge, no other party is in material breach or violation of, or material default under, any Material Contract; (iv) the Company and the

Subsidiaries have not received any notice of default under any Material Contract which remains uncured or any notice of another party's intent to cancel or otherwise terminate a Material Contract; and (v) except as set forth in Section 3.16(b) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of any Transaction shall constitute a default under, give rise to cancellation rights under, or otherwise adversely affect any of the rights of the Company or any Subsidiary under any Material Contract. The Company has furnished or made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

          SECTION 3.17   Insurance

          (a) Section 3.17(a) of the Company Disclosure Schedule sets forth, with respect to each insurance policy under which the Company or any Subsidiary has been an insured, a named insured or otherwise the principal beneficiary of coverage at any time within the past three years, (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) a brief summary of the period, scope and amount of coverage and (iv) the premium charged. The types and amounts of coverage provided therein are usual and customary in the context of the businesses and operations in which the Company and the Subsidiaries are engaged.

          (b)   With respect to each such insurance  policy:
(i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

          (c) At no time subsequent to March 31, 2002 has the Company or any Subsidiary (i) been denied any insurance or indemnity bond coverage which it has requested, (ii) made any material reduction in the scope or amount of its insurance coverage, or (iii) received notice from any of its insurance carriers that any insurance premiums will be subject to increase in an amount materially disproportionate to the amount of the increases with respect thereto (or with respect to similar insurance) in prior years or that any insurance coverage listed in Section 3.17(a) of the Company Disclosure Schedule will not be available in the future substantially on the same terms as are now in effect.

          SECTION 3.18   Certain Business Practices

          None of the Company, any Subsidiary or, to the Company's knowledge, any directors or officers, agents or employees of the Company or any Subsidiary, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (iii) made any payment in the nature of criminal bribery; (iv) made any payment or received any payment for the purposes of inducing purchases/sales in violation of the Social Security Act Section 1128 (b)(3), the "Federal Anti-kickback Statute", or any similar state or local statute; or (v) participated in providing financial or reimbursement information to customers that was reported to government reimbursement agencies and that was untrue or misleading in violation of any Federal "False Claims Act" or any state or local law that is the equivalent thereto.

          SECTION 3.19   Interested Party Transactions

          Except as disclosed in the Company SEC Reports, no director, officer or other affiliate of the Company or any Subsidiary has or has had, directly or indirectly, (i) an economic interest in any person that has furnished or sold, or furnishes or sells, services or products that the Company or any Subsidiary furnishes or sells, or proposes to furnish or sell; (ii) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Subsidiary, any goods or services; (iii) a beneficial interest in any contract or agreement disclosed in Section
3.12 or 3.16 of the Company Disclosure Schedule; or (iv) any contractual or other arrangement with the Company or any Subsidiary; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "economic interest in any person" for purposes of this Section 3.19. Since the effectiveness of the Sarbanes-Oxley Act of 2002 ("SOX"), neither the Company nor any Subsidiary has arranged any outstanding "extensions of credit" to directors or executive officers within the meaning of Section 402 of SOX.

          SECTION 3.20   Offer Documents; Schedules 13E-3 and
14D-9.

          None of the Schedule 14D-9, the Schedule 13E-3 nor any information supplied by the Company for inclusion in the Offer Documents or any Schedule 13E-3 shall, at the times the Schedule 13E-3, Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. At the respective times when they are filed with the SEC or are first published, sent or given to stockholders, the
Schedule 14D-9 and the Schedule 13E-3 will comply as to form in all material respects with the applicable requirements of the Exchange Act, and the rules and regulations thereunder. Neither the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders' Meeting nor the information statement to be sent to such stockholders, as appropriate (such proxy statement or information statement, as amended or supplemented, being referred to herein as the "Proxy Statement"), shall, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting and at the Effective Time, contain any statement that, at the time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied in writing by Parent, Purchaser or any of Parent's or Purchaser's Representatives for inclusion in the foregoing documents. The Schedule 14D-9 shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

          SECTION 3.21   Opinion of Financial Advisor

          The Company has received the written opinion (the "Fairness Opinion") of Jefferies & Company, Inc., dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Merger Consideration is fair, from a financial point of view, to the Company's stockholders.

          SECTION 3.22   Brokers

          No broker, finder or investment banker (other than Jefferies & Company, Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Jefferies & Company, Inc. pursuant to which such firm would be entitled to any payment relating to the Transactions.

          SECTION 3.23   Section 203 of the DGCL Not Applicable;
Other Statutes

          The Company has taken all necessary actions, if any, so that the provisions of Section 203 of the DGCL and New Hampshire RSA 421-A will not, before the termination of this Agreement, apply to this Agreement, the Offer, the Merger or the other transactions contemplated hereby. No "fair price", "merger moratorium", "control share acquisition", or other anti-takeover or similar statute or regulation applies or purports to apply to this Agreement, the Offer, the Merger or the other transactions contemplated hereby.

                         ARTICLE IV

   REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

          As an inducement to the Company to enter into this
Agreement,   Parent  and  Purchaser  hereby,   jointly   and
severally, represent and warrant to the Company that:

          SECTION 4.01   Corporate Organization

          Each of Parent and Purchaser is a corporation or similar legal entity duly formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

          SECTION 4.02   Authority Relative to the Transactions

Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the Transactions. The execution and delivery by Parent and Purchaser of this Agreement and the consummation by Parent and Purchaser of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and
Purchaser and, assuming due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors' rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

          SECTION 4.03   No Conflict; Required Filings and
Consents

          (a) The execution and delivery by Parent and Purchaser of this Agreement do not, and the performance by Parent and Purchaser of this Agreement will not,
(i) conflict with or violate the Certificate of Incorporation or By-laws of either Parent or Purchaser,
(ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.03(b) have been obtained or taken and all filings and obligations described in Section 4.03(b) have been made or fulfilled, conflict with or violate any Law applicable to Parent or Purchaser or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Purchaser is a party or by which Parent or Purchaser or any property or asset of either of them is bound or affected, except, with respect to clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

          (b) The execution and delivery by Parent and Purchaser of this Agreement do not, and the performance by Parent and Purchaser of this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except
(i) for applicable requirements, if any, of the Exchange Act, and filing and recordation of appropriate merger documents as required by the DGCL, (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Parent Material Adverse Effect and (iii) the VPSB Approval.

          SECTION 4.04   Financing

          Purchaser has, or shall have, sufficient funds  to
permit   Purchaser  to  consummate  all  the   Transactions,
including, without limitation, acquiring all the outstanding
Shares in the Offer and the Merger.

          SECTION 4.05   Offer Documents; Proxy Statement

          The Offer Documents shall not, at the time the Offer Documents are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, Parent and Purchaser make no representation or warranty with respect to any information supplied by the Company or any of its Representatives for inclusion in any of the foregoing documents or the Offer Documents. The Offer Documents shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

          SECTION 4.06   Brokers

          No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Purchaser.

          SECTION 4.07   Ownership of Company Common Stock

          Neither Parent nor Purchaser nor any of their respective subsidiaries or other affiliates currently owns, or has owned during the six month period preceding the date of this Agreement, 5% or more of the outstanding shares of Company Common Stock.

          SECTION 4.08   No Prior Operations.  Purchaser  is
a wholly owned subsidiary of Parent and was organized in connection with transactions contemplated by this Agreement and has not conducted any operations other than in connection with this Agreement and the transactions contemplated hereby.

                          ARTICLE V

           CONDUCT OF BUSINESS PENDING THE MERGER

      SECTION 5.01   Conduct of Business by the Company

Pending the Merger

          The Company agrees that, between the date of this Agreement and the Effective Time, except as expressly contemplated by any other provision of this Agreement or as set forth in Section 5.01 of the Company Disclosure Schedule, unless Parent shall otherwise consent in writing:

          (i) the businesses of the Company and its Subsidiaries shall be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and

          (ii) the Company shall use all reasonable efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations.

          From the date of this Agreement until the earlier of (i) the Effective Time and (ii) the termination of the Agreement, neither the Company nor any Subsidiary shall, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent and except as otherwise expressly contemplated herein:

          (a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

          (b)   issue,  sell, pledge, dispose of,  grant  or
     encumber, or otherwise subject to any Lien, or authorize such issuance, sale, pledge, disposition, grant or encumbrance of, or subjection to, any such Lien, (i) any shares of any class of capital stock of the Company or any

     Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for the issuance of Shares issuable pursuant to employee stock options outstanding on the date of this Agreement and granted under Company Stock Option Plans in effect on the date of this Agreement) or (ii) any assets of the Company or any Subsidiary, except in the ordinary course of business and in a manner consistent with past practice and except for Liens in favor of Parent or Purchaser;

          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for the declaration and payment of dividends by a wholly owned Subsidiary solely to its parent corporation;

          (d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

          (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any significant amount of assets; (ii) incur any indebtedness, whether secured or unsecured and whether under a new or existing credit facility (except borrowings from Parent or Purchaser) or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances; (iii) enter into any contract or agreement other than in the ordinary course of business and consistent with past practice; (iv) authorize, or make any commitment with respect to, any capital expenditure which is not specifically referred to in the capital expenditure budget attached hereto as Section 5.01(e) of the Company Disclosure Schedule (the "Company Capital Budget") or, to the extent not included in the Company Capital Budget, any single capital expenditure in excess of $10,000 or capital expenditures in the aggregate in excess of $100,000; or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.01(e);

          (f) (i) hire any additional employees except to fill current vacancies or vacancies arising after the date  of  this Agreement, (ii) make any offers  to  any
     employee of an employment position other than the employment position he or she currently holds, except for offers of an employment position made in the ordinary course of business and consistent with past practice in connection with the promotion or demotion of any employee of the Company or any of its Subsidiaries who is not a director or officer of the Company, (iii) increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of the Company or any of its Subsidiaries who are not directors or officers of the Company, (iv) grant any new or additional retention, severance or termination pay to, or enter into any new or additional employment, bonus, change of control or severance agreement with, any director, officer or other employee of the Company or of any of its Subsidiaries, (v) establish, adopt, enter into, terminate or amend any Plan or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement for the benefit of any director, officer or employee except as required by this Agreement or the Transactions contemplated hereby, or as required by ERISA, the Code or to otherwise comply with applicable Law, (vi) loan or advance money or other property to any current or former director, officer or employee of the Company or any of its Subsidiaries, (vii) grant any equity or equity based awards (provided that equity awards may be transferred in accordance with the applicable plan document or agreement) or (viii) hire or engage any consultant to perform services for a rate of compensation which would be in excess of $25,000 on an annual basis or which is not terminable upon notice of 30 days or less;

          (g)    effectuate  a  "plant  closing"  or   "mass
     layoff," as those terms are defined in WARN (determined without regard to terminations of employment occurring on or after the Effective Time);

          (h) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice and other than actions required to be taken in response to changes in GAAP or in Law, with respect to accounting policies or procedures;

          (i) make, revoke or change any material Tax election or material method of Tax accounting, file any amended Tax Return (unless required by Law), enter into any closing agreement relating to a material amount of Taxes, settle or compromise any material liability with respect to Taxes or consent to any material claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment; provided, that in the case of the filing of any amended Tax Return, the Company or the relevant Subsidiary shall deliver a copy of such amended Tax Return to Parent at least 30 days prior to filing for Parent's review and consent;

          (j) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business and consistent with past practice, unless such payment, discharge or satisfaction is made in accordance with the terms of such claim, liability or obligation as such terms exist on the date of this Agreement;

          (k) pay accounts payable, utilize cash, draw down on lines of credit, delay or accelerate capital expenditures, incur expenditures on research and development, other than in the ordinary course of business and consistent with past practice;

          (l) amend or modify in any material respect, or consent to the termination of, any Material Contract, or amend, waive or modify in any material respect, or consent to the termination of, the Company's or any Subsidiary's rights thereunder;

          (m) commence or settle any Action, other than the settlement of Actions involving payments by the Company or its Subsidiaries not to exceed $100,000 with respect to any individual Action or $250,000 in aggregate settlements;

          (n)   (i)  abandon,  sell, assign,  or  grant  any
     security interest in or to any item of the Owned Intellectual Property, Licensed Intellectual Property or IP Agreements, (ii) grant to any third party any license, sublicense or covenant not to sue with respect to any Owned Intellectual Property or Licensed
     Intellectual Property, other than in the ordinary course of business consistent with past practice, (iii) develop, create or invent any Intellectual Property jointly with any third party (other than such joint development, creation or invention with a third party that is in progress as of the date hereof), (iv) disclose, or allow to be disclosed, any confidential Owned Intellectual Property, unless such Owned Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against disclosure thereof, or (v) fail to perform or cause to be performed all applicable filings, recordings and other acts, and pay or caused to be paid all required fees and taxes, to maintain and protect its interest in each and every item of the Owned Intellectual Property and the Licensed Intellectual Property;

          (o) fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

          (p) enter into any contract or agreement with any director or officer of the Company or any Subsidiary or any of their respective affiliates (including any immediate family member of such person) or any other affiliate of the Company or any Subsidiary; or

          (q) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.



                         ARTICLE VI

                    ADDITIONAL AGREEMENTS

          SECTION 6.01   Stockholders' Meeting

          (a) If required by applicable Law in order to consummate the Merger, the Company, acting through the Company Board, shall (i) in accordance with applicable Law and the Company's Certificate of Incorporation and By-laws, duly call, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on this Agreement and the Merger (the "Stockholders' Meeting") and
(ii)  (A)  include in the Proxy Statement, and,  subject  to
Section 6.05(c) hereof, not subsequently withdraw or modify in any manner adverse to Purchaser or Parent, the unanimous recommendation of the Company Board that the stockholders of the Company approve and adopt this Agreement and the Merger and (B) cooperate with Purchaser and Parent, and use its reasonable best efforts to obtain such approval and adoption. At the Stockholders' Meeting, Parent and Purchaser shall cause all Shares then beneficially owned by them and their subsidiaries to be voted in favor of the approval and adoption of this Agreement and the Merger.

          (b) Notwithstanding the foregoing, in the event that Purchaser shall acquire at least 90% of the then outstanding Shares, the parties shall take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of the DGCL, as promptly as reasonably practicable after such acquisition, without a meeting of the stockholders of the Company.

          SECTION 6.02   Proxy Statement

          If approval of the Company's stockholders is required by applicable Law to consummate the Merger, promptly following consummation of the Offer, the Company shall file the Proxy Statement with the SEC under the Exchange Act, and shall use its best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable. Parent, Purchaser and the Company shall cooperate with each other in the preparation of the Proxy Statement and in responding to any comments of the SEC with respect to the Proxy Statement or any requests by the SEC for any amendment or supplement thereto or for additional information. Each of Purchaser, Parent and the Company and its respective counsel shall have a reasonable opportunity to review and comment on (i) the Proxy Statement, including all amendments and supplements thereto, prior to such documents being filed with the SEC or disseminated to holders of Shares and (ii) all responses to requests for additional information and replies to comments from the SEC or the staff thereof prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Purchaser agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders' Meeting at the earliest practicable time.

          SECTION 6.03   Company Board Representation; Section
14(f)

          (a) Promptly upon the purchase by Purchaser of Shares pursuant to the Offer and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Company Board as shall give Purchaser representation on the Company Board equal to the product of the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any affiliate of Purchaser following such purchase bears to the total number of Shares then outstanding, and the Company shall, at such time, promptly take all actions necessary to cause Purchaser's designees to be elected or appointed as directors of the Company, including increasing the size of the Company Board or securing the resignations of incumbent directors, or both. At such times, the Company shall use its best efforts to cause persons designated by Purchaser to constitute the same percentage as persons designated by Purchaser shall constitute of the Company Board of (i) each committee of the Company Board, (ii) each board of directors of each Subsidiary and (iii) each committee of each such board, in each case only to the extent permitted by applicable Law and the rules of the American Stock Exchange. Notwithstanding the foregoing, until the Effective Time, the Company shall use its best efforts to ensure that at least three members of the Company Board and each committee of the Company Board, as of the date hereof, who are not employees of the Company shall remain members of the Company Board and of such committees.

          (b) The Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder to fulfill its obligations under this Section 6.03, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill such obligations. Parent or Purchaser shall supply to the Company, and be solely responsible for, any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

          (c) Following the election of designees of Purchaser pursuant to this Section 6.03, prior to the Effective Time, any (i) amendment of this Agreement or the Certificate of Incorporation or By-laws of the Company or any Subsidiary, (ii) termination of this Agreement by the Company, (iii) extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser, (iv) recommendation to the Company stockholders or any modification or withdrawal of any such recommendation in connection with this Agreement or the Transactions or (v) waiver of any of the Company's rights hereunder, in each case, shall require the concurrence of a majority of the directors of the Company then in office who neither were designated by Purchaser nor are employees of the Company or any Subsidiary. In the event that the independent directors of the Company Board deem it advisable in connection with the Transactions to retain outside legal counsel, such directors shall be entitled to retain such counsel (not to exceed two outside law firms) at the reasonable expense of the Company.



          SECTION 6.04   Access to Information; Confidentiality

          (a) Subject to applicable Law and confidentiality agreements, including that certain Nondisclosure and No-Trading Agreement between Parent and the Company (the "Confidentiality Agreement"), from the date of this Agreement until the Effective Time, the Company shall (and shall cause its Subsidiaries to): (i) provide to Parent and Parent's Representatives access, during normal business hours and upon reasonable notice by Parent, to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof, but only to the extent that such access does not unreasonably interfere with the business and operations of the Company and its Subsidiaries, (ii) furnish to Parent all monthly and quarterly statements of revenue and expense, earnings, sales, trial balances and such other similar statements as are regularly and customarily provided to senior management of the Company promptly following delivery to such senior management and (iii) furnish promptly to Parent such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its Subsidiaries as Parent or its Representatives may reasonably request.

          (b)    Each  party  shall,  and  shall  cause  its
affiliates  and  Representatives to,  (i)  comply  with  the
Confidentiality Agreement as if a party thereto and (ii) hold in strict confidence as Evaluation Material (as defined in the Confidentiality Agreement) all nonpublic documents and information furnished or made available by one party to the other(s) and their respective affiliates and Representatives.

          (c)     No   investigation   pursuant   to    this
Section 6.04 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto or any condition to the Offer.

          SECTION 6.05   No Solicitation of Transactions

          (a) The Company agrees that neither it nor any Subsidiary nor any Representative of it or any Subsidiary will, directly or indirectly, (i) solicit, initiate or encourage

(including by way of furnishing nonpublic information), or take any other action for the purpose of facilitating, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or (ii) enter into or maintain or continue discussions or negotiations with any person or entity for the purpose of facilitating such inquiries or to obtain a proposal or offer for a Competing Transaction, or (iii) agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or other contract, agreement or commitment providing for or otherwise relating to any Competing Transaction, or (iv) authorize or permit any Representative of the Company or any of its Subsidiaries to take any such action. The Company shall notify Parent as promptly as practicable (and in any event within twenty-four (24) hours) after the Company receives any oral or written proposal or offer or any inquiry or contact with any person regarding a potential proposal or offer regarding a Competing Transaction, specifying the material terms and conditions thereof and the identity of the party making such proposal or offer (including material amendments or proposed material amendments). The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

          (b) Notwithstanding anything to the contrary in this Section 6.05, the Company Board may furnish information to, and enter into discussions with, a person who has made an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction, and the Company Board has
(i) determined, in its good faith judgment (after consulting with its financial advisor), that such proposal or offer constitutes or could lead to a Superior Proposal (as defined below), (ii) determined, in its good faith judgment after consulting with its outside legal counsel (who may be the Company's regularly engaged outside legal counsel), that, in light of such proposal or offer, the failure to furnish such information or enter into discussions would be inconsistent with its fiduciary duties under applicable Law, (iii) provided written notice to Parent of its intent to furnish information or enter into discussions with such person prior to taking any such action and (iv) obtained from such person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under this Agreement).

          (c) Except as set forth in this Section 6.05(c), neither the Company Board nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by the Company Board or any such committee of this Agreement, the Offer, the Merger or any other Transaction (a "Change in the Company Recommendation") or approve or recommend, or cause or permit the Company to enter into any letter of intent, agreement or obligation with respect to, any Competing Transaction (except for a confidentiality agreement as provided in Section 6.05(b) above). Notwithstanding the foregoing, if the Company Board determines, in its good faith judgment prior to the time of the acceptance for payment of Shares pursuant to the Offer and after consulting with outside legal counsel (who may be the Company's regularly engaged outside legal counsel), that the failure to make a Change in the Company Recommendation would be inconsistent with its fiduciary duties under applicable Law, the Company Board may make a Change in the Company Recommendation and/or recommend a Superior Proposal, but only (i) after providing written notice to Parent (a "Notice of Superior Proposal") advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and indicating that the Company Board intends to effect a Change in the Company
Recommendation and (ii) if Parent does not prior to the earlier of (A) three (3) business days after Parent's receipt of the Notice of Superior Proposal or (B) if the Offer, as it may be extended, does not remain open for at least three (3) business days after Parent's receipt of the Notice of Superior Proposal, then such time period as does exist prior to the expiration of the Offer and before any acceptance for payment of any Shares, make an offer that the Company Board determines, in its good faith judgment (after consulting with its financial advisor) to be at least as favorable to the Company's stockholders as such Superior Proposal. Any disclosure that the Company Board may be compelled to make with respect to the receipt of a proposal or offer for a Competing Transaction or otherwise in order to comply with its fiduciary duties under applicable Law or Rule 14d-9 or 14e-2 will not constitute a violation of this Agreement.

          (d) A "Competing Transaction" means any of the following (other than the Transactions): (i) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Subsidiary; (ii) any sale, lease, exchange, transfer or other disposition of all or substantially all of the assets of the Company or of any Subsidiary; (iii) any sale, exchange, transfer or other disposition in which the Company or any Subsidiary participates  (including taking any action  to  comply  with
Section  203  of  the  DGCL,  but  excluding  typical  stock transfer functions) and which results in any person beneficially owning more than 25% of the outstanding securities of any class of equity securities of the Company or of any Subsidiary; or (iv) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning more than 25% of the outstanding securities of any class of equity securities of the Company or of any Subsidiary.

          (e) A "Superior Proposal" means an unsolicited written bona fide offer made by a third party with respect to a Competing Transaction (with all percentages contained in the definition of "Competing Transaction" increased to 50% for purposes of this definition), in each case on terms that the Company Board determines, in its good faith judgment (after consulting with its financial advisor) and taking into account all legal, financial, regulatory and other aspects of the offer that it deems relevant (including whether the person proposing such Competing Transaction is reasonably able to finance the transaction), to be more favorable to the Company stockholders than the Offer and Merger.

          SECTION 6.06   Employee Benefits Matters

          (a) From and after the Effective Time and until December 31 of the calendar year in which the Effective Time occurs, employees of the Company and its Subsidiaries shall be offered participation in employee benefit plans, programs, policies and arrangements that are no less favorable in the aggregate to those provided under the applicable employee benefit plans (as defined in Section 3(3) of ERISA (excluding plans exempt under Section 201(2) of ERISA)), programs, policies and arrangements of the Company and its Subsidiaries in effect at the Effective Time (collectively, "Current Plans"); provided, however, that nothing contained in this Section 6.06(a) shall (i) obligate or commit Parent or its subsidiaries to continue any particular Current Plan after the Effective Time or to maintain in effect any particular Current Plan or any level or type of


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

benefits, (ii) obligate or commit Parent or its subsidiaries to provide any employee of the Company or any Subsidiary with any equity compensation pursuant to any equity compensation plans, programs or arrangements sponsored or provided by Parent or any of its subsidiaries or affiliates for the benefit of its employees, or (iii) prohibit Parent or its subsidiaries from making any changes to any Current Plans.

          (b) Parent will, or will cause the Company and the Subsidiaries to, credit each employee of the Company and the Subsidiaries as of the Effective Time with such number of unused vacation days and other paid time off accrued by each employee with the Company and the Subsidiaries prior to the Effective Time in accordance with the Company's personnel policies applicable to such employees on the date hereof, copies of which have been made available to Parent; provided that Parent may, in its sole discretion and to the extent permitted by applicable Law, require that such vacation and other paid time off be taken by the employee prior to December 31, 2006.

          (c) Employees of the Company and its Subsidiaries shall receive credit for purposes of eligibility to participate and vesting (but not for benefit accruals under any defined benefit pension plan) under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation for service accrued prior to the Effective Time with the Company or any Subsidiary under which each employee may be eligible to participate on or after the Effective Time to the same extent recognized by the Company or any Subsidiary under comparable plans immediately prior to the Effective Time; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

          (d) With respect to the welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by Parent or its subsidiaries immediately prior to the Effective Time ("Parent Welfare Benefit Plans") in which an employee of the Company and the Subsidiaries may be eligible to participate on or after the Effective Time, Parent shall waive, or cause its insurance carrier to waive, any limitations on benefits relating to pre-existing conditions (if any) with respect to participation and coverage requirements applicable to employees of the Company and its Subsidiaries under Parent Welfare Benefit Plans to the same extent such limitations are waived under any comparable plan of Parent or its subsidiaries in effect immediately prior to the Effective Time and shall recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by employees of the Company and its Subsidiaries in the calendar year in which the Effective Time occurs.



          SECTION 6.07 Directors' and Officers' Indemnification and Insurance

          (a) The Certificate of Incorporation of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Article Ninth of the Company's Certificate of
Incorporation  as  in  effect  on  June  30,   2005,   which
provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law.

          (b) Prior to the Effective Time, the Company will purchase and pay for a directors' and officers' liability insurance policy, or tail coverage under the Company's existing directors' and officers' liability insurance policy, providing coverage of not less than six years, subject to substantially the same limits, terms and conditions as the policy in force immediately prior to the Effective Time, with respect to matters occurring prior to the Effective Time. The total cost of the directors' and officers' liability coverage described in the preceding sentence shall not exceed 225% of the last annual premium payable prior to the date of this Agreement which was $55,000. The Company and Parent shall cooperate to seek and obtain the insurance coverage contemplated by this Section 6.07(b) at the lowest cost for a carrier of recognized financial standing (which shall include the Company's current carrier). If the cost of providing and maintaining the insurance coverage in accordance with this Section
6.07(b) would exceed the amount permitted by this Section 6.07(b), (i) the Company shall notify the covered officers and directors and Parent of the amount of such excess and give the covered officers and directors the opportunity to reimburse the Company the amount of such excess, and if and for so long as such reimbursement is made the Company, Parent and the Surviving Corporation shall continue to provide and maintain insurance in accordance with this
Section 6.07(b); and (ii) if and to the extent the covered officers and directors do not reimburse the Company in accordance with the immediately preceding clause (i), then the Company shall provide (at no cost to the covered officers and directors) the greatest amount of substantially equivalent insurance obtainable at a total cost of 225% of the last annual premium payable prior to the date of this Agreement which was $55,000.

          (c) In the event Parent or the Surviving Corporation or any of their respective successors or assigns
(i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.07.

          SECTION 6.08   Notification of Certain Matters

          The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which could reasonably be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect and (b) any failure of the Company, Parent or Purchaser, as the case may be, to comply in any material respect with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.08 shall not limit or otherwise affect the remedies available hereunder to the party giving or receiving such notice.



          SECTION 6.09   Further Action; Reasonable Best Efforts

          Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (a) make promptly its respective filings, and thereafter make any other required submissions, under applicable foreign, federal or state antitrust, competition or fair trade Laws with respect to the Transactions and (b) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all Permits, consents, approvals (including the VPSB Approval), authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Offer and the Merger; provided that neither Purchaser nor Parent will be required by this Section 6.09 to take any action, including entering into any consent decree, hold separate orders or other arrangements, that (i) requires the divestiture of any assets of any of Purchaser, Parent, the Company or any of their respective subsidiaries or (ii) limits Parent's freedom of action with respect to, or its ability to retain, the Company and the Subsidiaries or any portion thereof or any of Parent's or its affiliates' other assets or businesses. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

          SECTION 6.10   Subsequent Financial Statements

          The  Company shall, if practicable, provide Parent
(a) its financial results for any period after the date of this Agreement prior to making any such financial results publicly available and (b) any report or document (other than reports under Section 16 of the Exchange Act) to be filed with the SEC after the date of this Agreement prior to any such filing, it being understood that, in either case, Parent shall have no liability by reason of being provided with any such documents.

          SECTION 6.11   Public Announcements

          The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, unless otherwise required by applicable Law or the requirements of the American Stock Exchange, each of Parent and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Offer, the Merger or any of the other Transactions.



          ARTICLE VII


                  CONDITIONS TO THE MERGER

          SECTION 7.01   Conditions to the Merger

          The   obligations  of  the  Company,  Parent   and
Purchaser to consummate the Merger shall be subject to the satisfaction or waiver (where permissible), at or prior to the Effective Time, of the following conditions:

          (a) Company Stockholder Approval. If required, this Agreement and the Merger shall have been approved and adopted by the requisite affirmative vote of the stockholders of the Company in accordance with, and to the extent required by, the DGCL and the Company's Certificate of Incorporation.

          (b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award

     (an "Order") which is then in effect and has the effect of making the Merger illegal or otherwise restricting, preventing or prohibiting consummation of the Merger.

          (c) Governmental Authority Approval. Any material approval or consent of any Governmental Authority applicable to the acceptance of the Shares upon the completion of the Offer, the change in control of the Company and its subsidiaries, the consummation of the Merger or the conversion of the Convertible Notes, including the VPSB Approval, shall have been obtained without any material adverse conditions, or restrictions, revocations or limitations of rights.

          (d) Offer. Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer, provided, however, that this condition shall not be applicable to the obligations of Parent or Purchaser if, in breach of this Agreement or the terms of the Offer, Purchaser fails to purchase any Shares that were validly tendered and not withdrawn pursuant to the Offer.

                        ARTICLE VIII

              TERMINATION, AMENDMENT AND WAIVER

          SECTION 8.01   Termination

          This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement by the stockholders of the Company, as follows:

          (a) if no Shares have been accepted for payment pursuant to the Offer, by mutual written consent of Parent and the Company duly authorized by the Boards of Directors of Parent and the Company; or

          (b) if no Shares have been accepted for payment pursuant to the Offer, by either Parent or the Company on or after November 30, 2005; provided, however, that the right to terminate this Agreement under this
     Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Shares to have been accepted for payment on or before such date; or

          (c) by either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any permanent injunction, order, decree or ruling which is then in effect and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger and such injunction, order, decree or ruling shall have become final and non-appealable; or

          (d)   if  no Shares have been accepted for payment
     pursuant   to  the  Offer,  by  Parent  if  a   Company
     Triggering   Event  (as  defined  below)   shall   have
     occurred; or

          (e) if no Shares have been accepted for payment pursuant to the Offer, by the Company if it enters into a definitive agreement with respect to a Superior Proposal (other than a confidentiality agreement as permitted by Section 6.05(b)); provided, however, that the Company shall have first complied with the provisions of Section 6.05 hereof, including, without limitation, the provisions of Section 6.05(c), and simultaneously with the termination under this Section 8.01(e), the Company shall pay Parent the aggregate amount due pursuant to
     Section 8.03(b); or

          (f) by Parent if due to a failure to satisfy any Offer Condition, Purchaser shall have (i) failed to commence the Offer as contemplated by Section 1.01(a)(i) of this Agreement, (ii) terminated the Offer without having accepted any Shares for payment thereunder or (iii) failed to accept Shares for payment pursuant to the Offer within 90 days following the commencement of the Offer, unless such action or inaction under (i), (ii) or (iii) shall have been caused by or resulted from the failure of Parent or Purchaser to perform, in any material respect, any of their material covenants or agreements contained in this Agreement, or the material breach by Parent or Purchaser of any of their material representations or warranties contained in this Agreement; or

          (g) by the Company, upon approval of the Company Board, if Purchaser shall have (i) failed to commence the Offer as contemplated by Section 1.01(a)(i) of this Agreement, (ii) terminated the Offer without having accepted any Shares for payment thereunder or (iii) failed to accept Shares for payment pursuant to the Offer within 90 days following the commencement of the Offer, unless such action or inaction under (i), (ii) or (iii) shall have been caused by or resulted from the failure of the Company to perform, in any material respect, any of its material covenants or agreements contained in this Agreement or the material breach by the Company of any of its material representations or warranties contained in this Agreement.

For purposes of this Agreement, a "Company Triggering Event" shall be deemed to have occurred if: (i) a Change in Company Recommendation shall have occurred or the Company Board shall have resolved to make a Change in Company Recommendation; (ii) the Company Board shall have recommended to the stockholders of the Company a Competing Transaction or shall have publicly announced it intends to do so or shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Competing Transaction; (iii) the Company shall have failed to include in the Schedule 14D-9 the recommendation of the Company Board in favor of holders of Shares accepting the Offer and tendering their Shares in the Offer; (iv) the Company Board fails to reaffirm its recommendation in favor of holders of Shares accepting the Offer and tendering their Shares in the Offer within five business days after Parent requests in writing that such recommendation be reaffirmed; (v) the Company shall have willfully breached its obligations under Section 6.05; or
(vi) a tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of the Company is commenced, and the Company Board fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders).

          SECTION 8.02   Effect of Termination

          In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except (a) as set forth in Section 8.03 and (b) nothing herein shall relieve any party from liability for any willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination; provided, however, that the terms of Sections 6.04(b) and (c) shall survive any termination of this Agreement.

          SECTION 8.03   Fees and Expenses

          (a) Except as set forth in this Section 8.03, all Expenses (as defined below) incurred in connection with this Agreement, the Offer and the Merger shall be paid by the party incurring such expenses, whether or not the Offer, the Merger or any other transaction is consummated. "Expenses", as used in this Agreement, shall include all reasonable out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, auditors, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the VPSB Approval or the approval or consent of any other Governmental Authority, the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Offer Documents, the Schedule 14D-9 and the Proxy Statement, the solicitation of stockholder tenders and all other matters related to consummation of the Offer, the Merger and the other transactions contemplated by this Agreement.

          (b)  The Company agrees that:

          (i) if Parent shall terminate this Agreement pursuant to Section 8.01(d); or

          (ii) if (A)(1) Parent or the Company shall terminate this Agreement pursuant to Section 8.01(b),
     (2)  Parent shall terminate this Agreement pursuant  to
     Section 8.01(f), or (3) the Company shall terminate this Agreement pursuant to Section 8.01(g), (B) prior to any such termination, a Competing Transaction shall have been publicly announced with respect to the Company and such Competing Transaction shall not have been publicly withdrawn at the time of such termination or an understanding, including without limitation in the form of a letter of intent, term sheet or otherwise, has been reached in principle (whether or not legally binding) for a Competing Transaction (an "Understanding"), and (C) within 12 months after such termination, the Company enters into an agreement or Understanding with respect to a Competing Transaction or a Competing Transaction is consummated; or

          (iii) if any person (including, without limitation, the Company or any affiliate thereof), other than Parent or any affiliate of Parent, shall after the date hereof have become the beneficial owner of more than 25% of the then-outstanding Shares, and this Agreement shall have been terminated pursuant to
     Section 8.01(b), 8.01(f) or 8.01(g); or

          (iv) if the Company shall terminate this Agreement pursuant to Section 8.01(e); or

          (v) if the Company enters into an agreement or Understanding with respect to a Competing Transaction, or a Competing Transaction is consummated, in each case within 12 months after the termination of this Agreement pursuant to Section 8.01, and the Company shall not theretofore have been required to pay to Parent an amount equal to the amount of Parent's Expenses pursuant to Section 8.03(b)(i), 8.03(b)(ii), 8.03(b)(iii) or 8.03(b)(iv);

then the Company shall pay to Parent promptly (but in any event no later than one business day after the first of such events shall have occurred) an amount equal to the amount of Parent's Expenses; provided that the Company shall not be liable for any amount of Parent's Expenses in excess of $675,000 in the aggregate.

          (c) The Company agrees that if Parent shall terminate this Agreement pursuant to Section 8.01(f) as a result of the failure to satisfy the conditions set forth in paragraph (h) or (i) of Annex A hereto, then the Company shall, whether or not any payment is made pursuant to
Section 8.03(b), reimburse Parent for all of its Expenses (such payment to be made not later than one business day after submission of statements therefor).

          (d) The Company acknowledges that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Fee or any Expenses when due, the term "Expenses" shall be deemed to include the costs and expenses actually incurred or accrued by Parent, to the extent such accrued expenses are, in fact, paid (including, without limitation, reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.03. Payment of the fees and expenses described in this Section 8.03 shall not be in lieu of any damages incurred in the event of willful breach of this Agreement.

          SECTION 8.04   Amendment

          Subject to Section 6.03, this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time whether prior to or after the approval and adoption of this Agreement and the Transactions by the stockholders of the Company, but after such approval and adoption only to the extent permitted by applicable law. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

          SECTION 8.05   Waiver

          Subject to Section 6.03, at any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and
(c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties entitled to grant such extension or waiver.

                         ARTICLE IX

                     GENERAL PROVISIONS

          SECTION 9.01   Non-Survival of Representations,
Warranties and Agreements

          The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Articles I and II and Sections 3.22, 4.06, 6.04(b), 6.06,
6.07 and 8.03 and this Article IX shall survive the Effective Time.

          SECTION 9.02   Notices

          All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this
Section 9.01):

          if to Parent or Purchaser:

               Sloan Group Ltd.
               E.P. Taylor Drive
               P.O. Box N7776
               Lyford Cay, New Providence, Bahamas
               Facsimile No:  242-362-6464
               Attention:  Suzanne Karsten

          with a copy to:

               Alston & Bird, LLP
               One Atlantic Center
               1201 West Peachtree Street
               Atlanta, GA  30309-3424
               Facsimile No:  (404) 881-7777
               Attention:  Chris Mangum and Ralph F.
               MacDonald III

          if to the Company:

               BayCorp Holdings, Ltd.
               One New Hampshire Avenue, Suite 125
               Portsmouth, New Hampshire 03801
               Facsimile No:  (603) 766-4991
               Attention:  Frank Getman

          with a copy to:

               McLane, Graf, Raulerson and Middleton, P.A.
               900 Elm Street
               P.O. Box 326
               Manchester, NH 03105-0326 (overnight zip code
               03101)
               Facsimile No: (603) 625-5650
               Attention:  Richard Samuels

          and:

               Milbank, Tweed, Hadley & McCloy, LLP
               One Chase Manhattan Plaza
               New York, New York  10005
               Facsimile:  212-822-5548
               Attention:  John T. O'Connor, Esq.

          SECTION 9.03   Certain Definitions

          (a)  For purposes of this Agreement:

          "affiliate" of a specified person means  a  person
     who,   directly  or  indirectly  through  one  or  more
     intermediaries, controls, is controlled by, or is under common control with, such specified person.

          "beneficial owner", with respect to any Shares, has the meaning ascribed to such term under Rule 13d-
     3(a) of the Exchange Act.

          "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York.

          "Code"  means  the United States Internal  Revenue
     Code of 1986, as amended.

          "Company IT Systems" means computer systems, networks, hardware, software, databases, Internet web sites and equipment used to process, store, maintain and operate data, information and functions used in connection with the operation of the Company and its Subsidiaries.

          "Company Material Adverse Effect" means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely (a) to be materially adverse to (i) the business, condition (financial or otherwise), assets, liabilities, or results of operations of the Company and the Subsidiaries taken as a whole or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that the foregoing shall not include any event, circumstance, change or effect resulting from (A) changes in general economic conditions that do not have a materially disproportionate effect (relative to other industry participants) on the Company or its Subsidiaries, (B) general changes in the industries or in the prices of commodities in which the Company and the Subsidiaries operate, except those events, circumstances, changes or effects that adversely affect the Company and its Subsidiaries to a greater extent than they affect other entities operating in such industries, (C) changes in the trading price of the Shares between the date hereof and the Effective Time (it being understood that any fact or development giving rise to or contributing to such change in the trading price of the Shares may be the cause of a Company Material Adverse Effect), or (D) changes in Law or GAAP, or (b) to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement.

          "Company Restricted Stock Award" means each Share outstanding immediately prior to the Effective Time that is subject to a repurchase option, risk of forfeiture or other condition under the Company Stock Option Plans or any applicable restricted stock purchase agreement or other agreement with the Company.

          "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

          "Convertible Notes" means, collectively, that certain convertible note, in the principal amount of $10.25 million, dated March 15, 2005, among the Company, Great Bay Power Marketing, Inc., Great Bay Hydro Corporation, BayCorp Ventures, LLC, Nacogdoches Gas, LLC, Great Bay Hydro Maine, LLC, Great Bay Hydro Benton, LLC and Parent, together with that certain convertible note, in the principal amount of $10 million, dated May 24, 2005, among the Company, Great Bay Power Marketing, Inc., Great Bay Hydro Corporation, BayCorp Ventures, LLC, Nacogdoches Gas, LLC, Great Bay Hydro Maine, LLC, Great Bay Hydro Benton, LLC and Parent.

          "Enterprise Licenses" means all agreements between the Company or a Subsidiary and a third party under which affiliates of the Company take the benefit of rights to or licenses of Software, portions of Company IT Systems or services relating to any of the foregoing.

          "Environmental Laws" means any United States federal, state or local laws, regulations and enforceable governmental orders relating to pollution or protection of the environment, human health and safety (as relating to exposure to Hazardous Substances), or natural resources, including, without limitation the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. 9601 et seq. ("CERCLA"), and the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq. ("RCRA").

            "Hazardous Substances" means those hazardous or toxic substances, chemicals, wastes and pollutants defined in or regulated under any Environmental Law, including, without limitation, RCRA hazardous wastes and CERCLA hazardous substances.

          "Intellectual Property" means (i) patents, patent applications and statutory invention registrations,
     (ii) Trademarks, (iii) copyrights, including registrations and applications for registration thereof, (iv) Software and (v) confidential and proprietary information, including trade secrets, know-how, technology, processes, products and methods.

          "IP Agreements" means all agreements to which the Company or a Subsidiary is a party governing (i) licenses of Intellectual Property by third parties to the Company or a Subsidiary, (ii) licenses of Intellectual Property by the Company or Subsidiary to third parties, (iii) the rights between the Company or a Subsidiary and third parties relating to the development, ownership or use of Intellectual Property and (iv) or the right to manufacture, sell or distribute any product or process of the Company or a Subsidiary or a third party.

          "knowledge of the Company" and the "Company's knowledge" and words of similar import mean the actual knowledge, after due inquiry, of any executive officer of the Company, including due inquiry of the appropriate employees of its Subsidiaries.

          "Licensed   Intellectual   Property"   means   all
     Intellectual Property licensed to the Company or a Subsidiary pursuant to the IP Agreements.

          "Owned    Intellectual   Property"    means    all
     Intellectual Property owned by the Company and its Subsidiaries.

          "Parent Material Adverse Effect" means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely (a) to be materially adverse to (i) the business, condition (financial or otherwise), assets, liabilities, or results of operations of Parent and its subsidiaries taken as a whole or (ii) the ability of Parent to consummate the transactions contemplated by this Agreement; provided, however, that the foregoing shall not include any event, circumstance, change or effect resulting from (x) changes in general economic conditions that do not have a materially disproportionate effect (relative to other industry participants) on Parent or its subsidiaries, or (y) general changes in the industries or in the prices of commodities in which Parent and its subsidiaries operate, except those events, circumstances, changes or effects that adversely affect Parent and its subsidiaries to a greater extent than they affect other entities operating in such industries or (b) to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement.

          "person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

          "Representative" means, with respect to any person, such person's officers, directors, employees, accountants, auditors, attorneys, consultants, legal counsel, agents, investment banker, financial advisor and other representatives.

          "Software" means computer software and programs in any form, including source code, object code, encryption keys and other security features, all versions, conversions, updates, patches, corrections, enhancements and modifications thereof and all related documentation, developer notes, comments and annotations thereto.

          "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

          "Tax Returns" means any return, declaration, report, election, claim for refund or information return or other statement, form or disclosure relating to, filed or required to be filed with any Governmental Authority or taxing authority, including any schedule or attachment thereto, and including any amendment thereof.

          "Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other person.

          "Trademarks"  means  trademarks,  service   marks,
     domain name registrations, trade dress, logos, and other source identifiers, including registrations and applications for registration thereof.

          (b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term                          Location of
                                      Definition

Action                                      3.09
Agreement                                  Preamble
Certificate of Merger                       2.02
Certificates                                2.11(b)
Change in the Company Recommendation        6.05(c)
Company                                    Preamble
Company Board                              Recitals
Company Capital Budget                      5.01(e)
Company Common Stock                        3.03(a)
Company Disclosure Schedule                 3.01(b)
Company Permits                             3.06(a)
Company Preferred Stock                     3.03(a)
Company SEC Reports                         3.07(a)
Company Stock Awards                        3.03(a)
Company Stock Option                        2.07(a)
Company Stock Option Plans                  2.07(a)
Company Triggering Event                    8.01
Competing Transaction                       6.05(d)
Confidentiality Agreement                   6.04(a)
Current Plans                               6.06(a)
DGCL                                       Recitals
Dissenting Shares                           2.09(a)
Effective Time                              2.02
Environmental Permits                       3.15
ERISA                                       3.10(a)
ESPP                                        2.08
ESPP Date                                   2.08
Exchange Act                                1.01(a)
Expenses                                    8.03(a)

                                        Location of
Defined Term                            Definition


Fairness Opinion                            3.25
Fee                                         8.03(b)
GAAP                                        3.07(b)
Governmental Authority                      3.05(b)
HSR Act                                     1.01(a)
Initial Expiration Date                     1.01(a)
IRS                                         3.10(a)
Law                                         3.05(a)
Lease Documents                             3.12(b)
Liens                                       3.12(a)
Material Contracts                          3.17(a)
Merger                                     Recitals
Merger Consideration                        1.01(a)
Minimum Condition                          Annex A
Multiemployer Plan                          3.10(b)
Multiple Employer Plan                      3.10(b)
Non-U.S. Benefit Plan                       3.10(i)
Notice of Superior Proposal                 6.05(c)
Offer                                      Recitals
Offer Conditions                            1.01(a)
Offer Documents                             1.01(b)
Offer to Purchase                           1.01(b)
Order                                       7.01(b)
Original Agreement                         Recitals
Parent                                     Preamble
Parent Welfare Benefit Plans                6.06(d)
Paying Agent                                2.11(a)
Payment Fund                                2.11(a)
Permitted Liens                             3.12(a)
Per Share Amount                           Recitals
Plans                                       3.10(a)
Proxy Statement                             3.24
Purchaser                                  Preamble
Schedule TO                                 1.01(b)
Schedule 13E-3                              1.03
Schedule 14D-9                              1.02(b)
SEC                                         1.01(a)
Securities Act                              3.07(a)
Shares                                     Recitals
Stock Unit                                  2.07(d)
Stockholder Support Agreements             Recitals
Stockholders                               Recitals
Stockholders' Meeting                       6.01(a)
Subsidiary                                  3.01(a)
Superior Proposal                           6.05(e)

                                        Location of
Defined Term                            Definition



Surviving Corporation                       2.01
Surviving Corporation Shares                2.06(c)
Transactions                                3.04
VPSB                                        1.01
VPSB Approval                               1.01
WARN                                        3.10(h)
Warrant                                     2.10
2004 Balance Sheet                          3.07(c)


          SECTION 9.04   Severability

          If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

          SECTION 9.05   Entire Agreement; Assignment

          This Agreement and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Purchaser may assign all or any of their rights and obligations hereunder to any affiliate of Parent; provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

          SECTION 9.06   Parties in Interest

          This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.07 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

          SECTION 9.07   Specific Performance

          The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

          SECTION 9.08   Governing Law

          This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Chancery Court of the State of Delaware (or other appropriate state court in the State of Delaware or any federal court sitting in the State of Delaware). The parties hereto hereby (a) submit to the exclusive jurisdiction of any such state or federal court sitting in the State of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

          SECTION 9.09   Waiver of Jury Trial

          Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no Representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.09.

          SECTION 9.10   Headings, etc

          The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. As used herein, any reference in the singular shall include the plural and vice versa, and any reference to a gender shall include all genders. The terms "include" and "including" and derivatives of such terms shall mean "including without limitation" whether by enumeration or otherwise.

          SECTION 9.11   Counterparts

          This  Agreement  may  be  executed  and  delivered
(including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          SECTION 9.12   Company Disclosure Schedule

          The Company has or may have set forth information in the Company Disclosure Schedule in a Section thereof that corresponds to the Section of this Agreement to which it relates. A matter set forth in one Section of the Company Disclosure Schedule need not be set forth in any other Section of the Company Disclosure Schedule so long as its relevance to the latter Section of the Company Disclosure Schedule or Section of the Agreement is readily apparent on the face of the information disclosed in the Company Disclosure Schedule to the person to which such disclosure is being made. The fact that any item of information is disclosed in the Company Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. The inclusion of any item in any Section of the Company Disclosure Schedule (i) does not represent a determination by the Company that such item is "material" and (ii) does not represent a determination by the Company that such item did not arise in the ordinary course of business.

          IN  WITNESS  WHEREOF, Parent,  Purchaser  and  the
Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SLOAN GROUP LTD.


By  /s/ Jefferson R. Voss
    _______________________________
Name: Jefferson R. Voss
Title: Vice President




SLOAN ACQUISITION CORP.


By  /s/ Jefferson R. Voss
    _______________________________
Name: Jefferson R. Voss
Title: President




BAYCORP HOLDINGS, LTD.


By  /s/ Frank W. Getman Jr.
    _______________________________
Name: Frank W. Getman Jr.
Title: President

                                                     ANNEX A

                   Conditions to the Offer

          Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment any Shares tendered pursuant to the Offer, and may extend, terminate or amend the Offer, subject to the terms of the
Agreement and any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, if (i) immediately prior to the expiration of the Offer, there shall not have been validly tendered and not withdrawn a number of Shares that, when added to 25,000 Shares already owned by Parent, constitutes sixty-six and two-thirds percent (66 2/3%) of the then issued and outstanding Shares (the "Minimum Condition"), (ii) any material approval or consent of any Governmental Authority applicable to the acceptance for payment of the Shares, including the VPSB Approval, shall not have been obtained free of any material adverse conditions or restrictions, or any revocations or limitations of any material rights, or (iii) at any time on or after the date of this Agreement and prior to the expiration of the Offer, any of the following conditions shall exist and be continuing as of such date:

          (a) there shall have been instituted or be pending any Action before any Governmental Authority (i) challenging or seeking to make illegal, materially delay, or otherwise, directly or indirectly, restrain or prohibit or make materially more costly, the making of the Offer, the acceptance for payment of any Shares by Parent, Purchaser or any other affiliate of Parent, or the consummation of any other Transaction, or seeking to obtain material damages in connection with any Transaction, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their subsidiaries of all or any of the business or assets of the Company, Parent or any of their subsidiaries that is material to either Parent and its subsidiaries or the Company and the Subsidiaries, in either case, taken as a whole, or to compel the Company, Parent or any of their subsidiaries, as a result of the Transactions, to dispose of or to hold separate all or any portion of the business or assets of the Company, Parent or any of their subsidiaries that is material to either Parent and its subsidiaries or the Company and the Subsidiaries, in each case, taken as a whole, (iii) seeking to impose or confirm any material limitation on the ability of Parent, Purchaser or any other affiliate of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of this Agreement and the Transactions, (iv) seeking to require divestiture by Parent, Purchaser or any other affiliate of Parent of any Shares, or
(v) which otherwise would prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement or would have a Company Material Adverse Effect;

          (b) any Governmental Authority or court of competent jurisdiction shall have issued an order, decree, injunction or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or materially delaying or preventing the Transactions and such order, decree, injunction, ruling or other action shall have become final and non-appealable;



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          (c)  there  shall  have been  any  statute,  rule,
regulation,    legislation   or   interpretation    enacted,
promulgated, amended, issued or deemed applicable by a Governmental Authority to (i) Parent, the Company or any subsidiary or affiliate of Parent or the Company or (ii) any Transaction, by any United States or non-United States legislative body or Governmental Authority with appropriate jurisdiction, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

          (d) any Company Material Adverse Effect shall have occurred;

          (e) there shall have occurred (i) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Bahamas, (ii) any limitation (whether or not mandatory) by any government or Governmental Authority, on the extension of credit by banks or other lending institutions in the United States or Bahamas, (iii) a declaration of war by the United States Congress;

          (f) (i) it shall have been publicly disclosed, or Purchaser shall have otherwise learned, that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the then-outstanding Shares has been acquired after the date hereof by any person, other than Parent or any of its affiliates, or (ii)(A) the Company
Board, or any committee thereof, shall have withdrawn or modified, in a manner adverse to Parent or Purchaser, the approval or recommendation of the Offer, the Merger, or the Agreement, or approved or recommended any Competing Transaction or any other acquisition of Shares other than the Offer and the Merger or (B) the Company Board, or any committee thereof, shall have resolved to do any of the foregoing;

          (g) Frank W. Getman Jr. or Anthony M. Callendrello shall cease to be an employee of the Company or its Subsidiaries or the Company or either of Messrs. Getman or Callendrello shall fail to have executed the Surviving Corporation Employment Agreements as contemplated by Section 3.11(d) of the Agreement;

          (h) the representations and warranties of the Company in the Agreement shall not be true and correct as of the date of such determination (except for representations and warranties that relate to a specific date or time, which need only be true and correct as of such date or time), unless the inaccuracies under the representations and warranties (without giving effect to any Company Material Adverse Effect or materiality qualifiers or standards contained in the representations and warranties) taken together in their entirety would not result in a Company Material Adverse Effect;

          (i) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any material agreement or material covenant of the Company required to be performed or complied with by it under the Agreement prior to such determination;

          (j) the Agreement shall have been terminated in accordance with its terms; or

          (k) Purchaser and the Company shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of Shares thereunder.



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



The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition or may be waived by Purchaser or Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts, events and other circumstances shall not be deemed a waiver with respect to any other facts, events and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

The capitalized terms used in this Annex A shall have the meanings ascribed to them in the Agreement to which it is annexed.







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